Exhibit 10.16

Equity No.

OFFICE LEASE

THIS LEASE, made as of April 18, 2007 by and between CREA SPEAR STREET TERRACE LLC, a Delaware limited liability company (“Landlord”) through its agent CORNERSTONE REAL ESTATE ADVISERS, LLC, having an address at 100 Wilshire Boulevard, Suite 700, Santa Monica, California 90401 and MEDIVATION, INC., a Delaware corporation (“Tenant”) having its principal office at the Premises

INDEX

ARTICLE	TITLE
1	BASIC PROVISIONS
2	PREMISES, TERM AND COMMENCEMENT DATE
3	RENT
4.	TAXES AND OPERATING EXPENSES
5	LANDLORD’S WORK, TENANT’S WORK, ALTERATIONS AND ADDITIONS
6	USE
7	SERVICES
8.	INSURANCE
9.	INDEMNIFICATION
10.	CASUALTY DAMAGE
11.	CONDEMNATION
12.	REPAIR AND MAINTENANCE
13.	INSPECTION OF PREMISES
14.	SURRENDER OF PREMISES
15.	HOLDING OVER
16.	SUBLETTING AND ASSIGNMENT
17.	SUBORDINATION, ATTORNMENT AND MORTGAGEE PROTECTION
18.	ESTOPPEL CERTIFICATE
19.	DEFAULTS
20.	REMEDIES OF LANDLORD
21.	QUIET ENJOYMENT
22.	ACCORD AND SATISFACTION
23.	LETTER OF CREDIT
24.	BROKERAGE COMMISSION
25.	FORCE MAJEURE
26.	PARKING
27.	HAZARDOUS MATERIALS
28.	ADDITIONAL RIGHTS RESERVED BY LANDLORD
29.	DEFINED TERMS
30.	MISCELLANEOUS PROVISIONS
31.	RIGHT OF FIRST NEGOTIATION

I

EXHIBITS

Exhibit A	Plan Showing Property and Premises
Exhibit B	Tenant Work Letter
Exhibit C	Intentionally Omitted
Exhibit D	Building Rules and Regulations
Exhibit E	Commencement Date Confirmation

II

ARTICLE 1

BASIC PROVISIONS

1.1	Tenant’s Tradename:	Medivation, Inc.

1.2	Tenant’s Address:	201 Spear Street, Suite 300 San Francisco, California 94105

1.3	Office Building Name:	201 Spear Street, San Francisco

1.4	Premises:	Suite/Unit No.: 300 Square feet (Rentable): 16,592

1.5	Landlord:	CREA Spear Street Terrace LLC

1.6	Landlord’s Address:	c/o Cornerstone Real Estate Advisers, Inc. 100 Wilshire Boulevard, Suite 700 Santa Monica, California 90401

1.7	Building Manager/Address:	Wilson Meany Sullivan 201 Spear Street, Suite 300 San Francisco, CA 94105

1.8 Commencement Date: The date by which Tenant has occupied the Premises for purposes of doing business with the Tenant Improvements substantially completed. Notwithstanding the foregoing, the Commencement Date shall not be before July 1, 2007 or after July 31, 2007. Tenant may, after the execution of this Lease by Landlord and Tenant and the delivery to Landlord of any evidence of insurance required to be obtained by Tenant pursuant to this Lease, enter the Premises as reasonably required for purposes of the design of the Tenant Improvements pursuant to the Tenant Work Letter attached hereto as Exhibit B and, after approval by Landlord of the Cost Proposal pursuant to the Tenant Work Letter, for purposes of installing the Tenant Improvements.

1.9 Expiration Date: The last date of the 60th full calendar month following the Commencement Date.

1.10 Letter of Credit: $500,000.00.

1.11 Monthly Rent: The Monthly Rent for the Premises shall be payable on a fully serviced basis during the Lease Term in installments as set forth below:

Calendar Months Following Commencement Date	Annual Rate Per Rentable Square Foot (“RSF”)	Monthly Rent

1-2	$0	$0

3-12	$37.00	$51,158.67

13-24	$38.00	$52,541.33

25-36	$39.00	$53,924.00

37-48	$40.00	$55,306.67

49-60	$41.00	$56,689.33

1.12 Operating Expenses Base: The amount of Operating Expenses (as defined in Section 29.11 below) attributed to the 2007 calendar year.

1.13 Tax Base: The amount of Taxes (as defined in Section 29.13 below) attributed to the 2007 calendar year.

1.14 Tenant’s Pro Rata Share: 6.78%.

1.15 Normal Business Hours of the Building:

Monday through Friday 7:00 a.m. to 6:00 p.m.

(Excepting local and national holidays) Tenant shall have access to the Building and the Premises 24 hours per day, 365 days per year.

1.16 Brokers: The CAC Group and The Staubach Company.

1.17 Parking: Tenant may lease up to 4 parking spaces in the Building’s surface parking lot at prevailing rates that are established by Landlord which shall be payable monthly in advance. Such prevailing rates may be changed from time to time by Landlord in its sole discretion.

The foregoing provisions shall be interpreted and applied in accordance with the other provisions of this Lease set forth below. The capitalized terms, and the terms defined in Article 29, shall have the meanings set forth herein or therein (unless otherwise modified in the Lease) when used as capitalized terms in other provisions of the Lease.

Landlord and Tenant hereby stipulate that the Premises contains the number of square feet specified in Article 1.4 above.

ARTICLE 2

PREMISES, TERM AND COMMENCEMENT DATE

Subject to the terms and conditions set forth herein, Landlord hereby leases and demises to Tenant and Tenant hereby takes and leases from Landlord that certain space identified in Article 1 and shown on a plan attached hereto as Exhibit A (“Premises”) for a term (“Term”) commencing on the Commencement Date and ending on the Expiration Date set forth in Article 1, unless sooner terminated as provided herein. The Commencement Date shall be confirmed by execution of the Commencement Date Confirmation in the form as set forth in Exhibit E, which

Tenant shall execute and return to Landlord within five (5) days after receipt thereof. If Landlord delays delivering possession of the Premises, this Lease shall not be void or voidable and Landlord shall have no liability for loss or damage resulting therefrom.

ARTICLE 3

RENT

3.1 Monthly Rent. Tenant shall pay Monthly Rent in advance on or before the first day of each month of the Term without demand, setoff or deduction. If the Term shall commence on a day other than the first day of a month, Tenant shall pay Monthly Rent for period between the Commencement Date and the first day of the first calendar month of the Term prorated on a per diem basis based on the daily amount of Monthly Rent for the first full calendar month for which Monthly Rent is due. Upon the execution of this Lease, Tenant shall pay one installment of Monthly Rent which shall be applied to the third full calendar month of the Term.

3.2 Additional Rent. All costs and expenses which Tenant assumes or agrees to pay and any other sum payable by Tenant pursuant to this Lease, including, without limitation, its share of Taxes and Operating Expenses, shall be deemed Additional Rent.

3.3 Rent. Monthly Rent, Additional Rent, Taxes and Operating Expenses and any other amounts of every nature which Tenant is or becomes obligated to pay Landlord under this Lease are herein referred to collectively as “Rent,” and all remedies applicable to the nonpayment of Rent shall be applicable thereto. Landlord may apply payments received from Tenant to any obligations of Tenant then accrued, without regard to such obligations as may be designated by Tenant.

3.4 Place of Payment Late Charge, Default Interest. Rent and other charges required to be paid under this Lease, no matter how described, shall be paid by Tenant to Landlord at the Building Manager’s address listed in Article 1, or to such other person and/or address as Landlord may designate in writing, without any prior notice or demand therefor and without deduction or set-off or counterclaim and without relief from any valuation or appraisement laws. In the event Tenant fails to pay Rent due under this Lease within ten (10) days of the due date of said Rent, Tenant shall pay to Landlord a late charge of ten percent (10%) on the amount overdue as and for liquidated damages which are agreed to be reasonable under the circumstances of this Lease. Any Rent not paid when due shall also bear interest at the Default Rate.

ARTICLE 4

TAXES AND OPERATING EXPENSES

4.1 Payment of Taxes and Operating Expenses. During each Lease Year, beginning with the first month of the second Lease Year, and each month thereafter during the original Lease Term or any extension thereof, Tenant shall pay to Landlord, as Additional Rent due concurrently with Monthly Rent, an amount equal to one-twelfth (1/12) of Landlord’s estimate (as determined by Landlord in its sole discretion) of Tenant’s Pro Rata Share of any projected increase in the Taxes or Operating Expenses for the particular Lease Year in excess of the Tax Base or Operating Expenses Base, as the case may be (the “Estimated Escalation Increase”). A final adjustment (“Escalation Reconciliation”) shall be made by Landlord and Tenant as soon as practicable following the end of each Lease Year, but in no event later than ninety (90) days after the end of each Lease Year. In computing the Estimated Escalation Increase for any particular Lease Year, Landlord shall take into account any prior increases in Tenant’s Pro Rata Share of Taxes and Operating Expenses. If any Estimated Escalation Increase is less than the Estimated Escalation Increase for the immediately preceding Lease Year, the Additional Rent payments to be paid by Tenant for the new Lease Year attributable to said Estimated Escalation Increase shall be decreased accordingly. If Landlord receives a refund of Taxes due to a tax protest or other such contest for Taxes paid during any Lease Year in which Tenant paid Additional Rent because of any increase in Taxes over the Tax Base, Landlord shall refund to Tenant’s Pro Rata Share of any such refund, not to exceed the Tenant’s Pro Rata Share of Additional Rent paid by Tenant because of an increase in Taxes over the Tax Base during such Lease Year. Tenant’s share of the refund shall be distributed to Tenant within 60 days of Landlord receiving the refund.

As soon as practicable following the end of each Lease Year, Landlord shall submit to Tenant a statement setting forth the Estimated Escalation Increase, if any. Beginning with a statement for the second Lease Year, each such statement shall also set forth the Escalation Reconciliation for the Lease Year just completed. To the extent that the Operating Expense Escalation is different from the Estimated Escalation Increase upon which Tenant paid Rent during the Lease Year just completed, Tenant shall pay Landlord the difference, in cash within thirty (30) days following receipt by Tenant of such statement from Landlord, or receive a credit on future Rent owing under this Lease (or cash, if there is no future Rent owing hereunder), as the case maybe. Until Tenant receives such statement, Tenant’s Rent for the new Lease Year shall continue to be paid at the rate being paid for the particular Lease Year just completed, but Tenant shall commence payment to Landlord of the monthly installment of Additional Rent on the basis of said statement beginning on the first day of the month following the month in which Tenant receives such statement. In addition, if, during any particular Lease Year, there is a change in the information upon which the then current Estimated Escalation Increase is based so that such Estimated Escalation Increase furnished to Tenant is no longer accurate, Landlord shall be permitted to revise such Estimated Escalation Increase by notifying Tenant, and there shall be such adjustments made in the Additional Rent on the first day of the month following the serving of such statement on Tenant as shall be necessary by either increasing or decreasing, as the case may be, the amount of Additional Rent then being paid by Tenant for the balance of the Lease Year (but in no event shall any such decrease result in a reduction of the rent below the Monthly Rent plus all other amounts of Additional Rent). Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of the Escalation Reconciliation for the calendar year in which this Lease terminates, Tenant shall immediately pay to Landlord within ten (10) days after Landlord’s delivery of the Escalation Reconciliation to Tenant, any additional amounts due as calculated pursuant to this Article 4 Landlord’s and Tenant’s responsibilities with respect to the Tax and Operating Expense adjustments described herein shall survive the expiration or early termination of this Lease. If the Building is less than ninety-five percent (95%) occupied during any particular Lease Year, Landlord may adjust those Operating Expenses which are affected by Building occupancy for the particular Lease Year, or portion thereof, as the case may be, to reflect an occupancy of not less than ninety-five percent (95%) of all such rentable area of the Building.

4.2 Disputes Over Taxes or Operating Expenses. If Tenant disputes the amount of an adjustment or the proposed estimated increase or decrease in Taxes or Operating Expenses, Tenant shall give Landlord written notice of such dispute within thirty (30) days after Landlord advises Tenant of such adjustment or proposed increase or decrease. Tenant’s failure to give such notice shall waive its right to dispute the amounts so determined. If Tenant timely objects, Tenant shall have the right to engage its own accountants (“Tenant’s Accountants”) for the purpose of verifying the accuracy of the statement in dispute, or the reasonableness of the adjustment or estimated increase or decrease. If Tenant’s Accountants determine that an error has been made, Landlord and Tenant’s Accountants shall endeavor to agree upon the matter, failing which Landlord and Tenant’s Accountants shall jointly select an independent certified public accounting firm (the “Independent Accountant”) which firm shall conclusively determine whether the adjustment or estimated increase or decrease is reasonable, and if not, what amount is reasonable. Both parties shall be bound by such determination. If Tenant’s Accountants do not participate in choosing an Independent Accountant within twenty (20) days after receipt of notice by Landlord, then Landlord’s determination of the adjustment or estimated increase or decrease shall be conclusively determined to be reasonable and Tenant shall be bound thereby. All costs incurred by Tenant in obtaining Tenant’s Accountants and the cost of the Independent Accountant shall be paid by Tenant unless Tenant’s Accountants disclose an error, acknowledged by Landlord (or found to have conclusively occurred by the Independent Accountant), of more than five percent (5%) in the computation of the total amount of Taxes or Operating Expenses as set forth in the statement submitted by Landlord with respect to the matter in dispute; in which event Landlord shall pay the reasonable costs incurred by Tenant in obtaining such audits. Tenant shall continue to timely pay Landlord the amount of the prior year’s adjustment and adjusted Additional Rent determined to be incorrect until the parties have agreed as to the appropriate adjustment or have deemed to be bound by the determination of the Independent Accountant in accordance with the preceding terms. Landlord’s delay in submitting any statement contemplated herein for any Lease Year shall not affect the provisions of this Paragraph, nor constitute a waiver of Landlord’s rights as set forth herein for said Lease Year or any subsequent Lease Years during the Lease Term or any extensions thereof.

4.3 Intentionally Omitted.

4.4 Personal Property Taxes and Additional Taxes. Tenant shall pay, prior to delinquency, all taxes assessed against or levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant located in the Premises. In the event any or all of Tenant’s trade fixtures, furnishings, equipment and other personal property shall be assessed and taxed with property of Landlord, or if the cost or value of any leasehold improvements in the Premises exceeds the cost or value of a Building-standard buildout as determined by Landlord and, as a result, real property taxes for the Building are increased, Tenant shall pay to Landlord its share of such taxes within ten (10) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s property or above-standard improvements. Tenant shall assume and pay to Landlord at the time of paying Rent, any excise, sales, use, rent, occupancy, garage, parking, gross receipts or other taxes (other than net income taxes) which may be imposed on or on account of letting of the Premises or the payment of Rent or any other sums due or payable hereunder, and which Landlord may be required to pay or collect under any law now in effect or hereafter enacted. Tenant shall pay directly to the party or entity entitled thereto all business license fees, gross receipts taxes and similar taxes and impositions which may from time to time be assessed against or levied upon Tenant, as and when the same become due and before delinquency. Notwithstanding anything to the contrary contained herein, any sums payable by Tenant under this Article 4 shall not be included in the computation of “Taxes”.

ARTICLE 5

TENANT’S WORK, ALTERATIONS AND ADDITIONS

5.1 Tenant’s Work. Tenant shall construct the improvements to the Premises (the “Tenant Improvements”) in accordance with the work letter attached hereto as Exhibit B (the “Tenant Work Letter”).

5.2 Intentionally Omitted.

5.3 Alterations. Except as provided in the Tenant Work Letter, Tenant shall make no alterations or additions to the Premises (“Alterations”) without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion, and then only by contractors or mechanics approved by Landlord in writing and upon the approval by Landlord in writing of fully detailed and dimensioned plans and specifications pertaining to the Alterations in question, to be prepared and submitted by Tenant, at its sole cost and expense. Tenant shall, at its sole cost and expense, obtain all necessary approvals and permits pertaining to any Alterations approved by Landlord, and Tenant agrees that any cabling or wiring installed by (or at the direction of) Tenant shall meet the requirements of all applicable laws, statutes, ordinances, regulations and codes. If Landlord, in approving any Alterations, specifies a commencement date therefor, Tenant shall not commence any work with respect to such Alterations prior to such date. Tenant hereby indemnifies, defends and agrees to hold Landlord free and harmless from all liens and claims of lien, and all other liability, claims and demands arising out of any work done or material supplied to the Premises by or at the request of Tenant in connection with any Alterations. If permitted Alterations are made, they shall be made at Tenant’s sole cost and expense and shall be and become the property of Landlord, except that Landlord may, by written notice to Tenant given at the time Landlord consents to such Alterations require Tenant, at Tenant’s expense, to remove all partitions, counters, railings and other Alterations installed by Tenant, and to repair any damages to the Premises caused by such removal. Upon the expiration or earlier termination of this Lease, Tenant shall remove all cabling and wiring installed by (or at the direction of) Tenant during the term of this Lease, and shall repair any damages to the Premises caused by such removal at Tenant’s sole cost and expense, unless Landlord delivers written notice to Tenant (given at least thirty (30) days prior to the end of the Term) requiring Tenant not to remove such cabling or wiring. In the event Landlord requires Tenant not to remove any such cabling or wiring, Tenant shall leave such cabling or wiring in working order and in a good condition, properly labeled. All costs attributable to or related to the applicable building codes of the city in which the Building is located (or any other authority having jurisdiction over the Building) arising from Tenant’s plans, specifications, improvements, alterations or otherwise shall be paid by Tenant at its sole cost and expense. With regard to repairs, Alterations or any other work arising from or related to this Article 5, Landlord shall be entitled to receive an administrative/supervision fee (which fee shall vary depending upon whether or not Tenant orders the work directly from Landlord) sufficient to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work. If Landlord performs any Alterations on behalf of the Tenant, any administrative or management fees paid to Landlord associated with the oversight of such work shall not exceed five percent (5%) of the direct costs of the Alterations. If Tenant performs the Alterations, any administrative or management fees paid to Landlord shall not exceed three percent (3%) of the direct costs of the Alterations.

5.4 Liens. Tenant shall give Landlord at least ten (10) days prior written notice (or such additional time as may be necessary under applicable laws) of the commencement of any Tenant’s Work, to afford Landlord the opportunity to post and record notices of nonresponsibility. Tenant will not cause or permit any mechanic’s, materialman’s or similar liens or encumbrances to be filed or exist against the Premises or the Building or Tenant’s interest in this Lease in connection with work done under this Article or in connection with any other work and Tenant agrees to defend, indemnify and hold harmless Landlord from and against any such lien or claim or action thereon, together with costs of suit and reasonable attorney fees incurred by Landlord in connection with any such claim or action. Tenant shall remove any such lien or encumbrance by bond or otherwise within twenty (20) days from the date of their existence. If Tenant fails to do so, Landlord may, without being responsible to investigate the validity or lawfulness of the lien, pay the amount or take such other action as Landlord deems necessary to remove any such lien or encumbrance or require that Tenant deposit with Landlord in cash and lawful money of the United States, one hundred fifty percent (150%) of the amount of such claim, which sum may be retained by Landlord until such claim shall have been removed of record or until judgment shall have been rendered on such claim and such judgment shall have become final, at which time Landlord shall have the right to apply such deposit in discharge of the judgment on said claim and any costs, including attorney fees incurred by Landlord, and shall remit the balance thereof to Tenant. The amounts so paid and costs incurred by Landlord shall be deemed Additional Rent under this Lease and payable in full upon demand.

5.5 Compliance with ADA. Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant agree that responsibility for compliance with the Americans With Disabilities Act of 1990 (the “ADA”) shall be allocated as follows: (i) Landlord shall be responsible for compliance with the provisions of Title III of the ADA for all Common Areas, including exterior and interior areas of the Building not included within the Premises or the premises of other tenants and the Common Area restrooms and elevator lobbies on the third floor of the Building; (ii) Landlord shall be responsible for compliance with the provisions of Title III of the ADA for any construction, renovations, alterations and repairs made within the Premises if such construction, renovations, alterations or repairs are made by Landlord for the purpose of improving the Building generally or are done as Landlord’s Work and the plans and specifications for the Landlord’s Work were prepared by Landlord’s architect or space planner and were not provided by Tenant’s architect or space planner; (iii) Tenant shall be responsible for compliance with the provisions of Title III of the ADA for any construction, renovations, alterations and repairs made within the Premises if such construction, renovations, alterations and repairs are made by Tenant, its employees, agents or contractors, at the direction of Tenant or done pursuant to plans and specifications (excluding Common Area restrooms and elevator lobby) prepared or provided by Tenant or Tenant’s architect or space planner.

ARTICLE 6

USE

6.1 Use. Tenant shall use the Premises for general office purposes, and for no other purpose whatsoever, subject to and in compliance with all other provisions of this Lease, including without limitation the Building’s Rules and Regulations attached as Exhibit D hereto Tenant and its invitees shall also have the nonexclusive right, along with other tenants of the Building and others authorized by Landlord, to use the Common Areas subject to such rules and regulations as Landlord may impose from time to time in its sole discretion. Notwithstanding the foregoing, Tenant shall not use the Premises for a call center or similar use with an unusually high density of occupants.

6.2 Restrictions. Tenant shall not at any time use or occupy, or suffer or permit anyone to use or occupy, the Premises or do or permit anything to be done in the Premises which: (a) causes or is liable to cause injury to persons, to the Building or its equipment, facilities or systems; (b) impairs or tends to impair the character, reputation or appearance of the Building as a first class office building; (c) impairs or tends to impair the proper and economic maintenance, operation and repair of the Building or its equipment, facilities or systems; (d) annoys or inconveniences or tends to annoy or inconvenience or interfere with the use of other tenants or occupants of the Building; or (e) would invalidate or increase the cost of any fire and extended coverage insurance policy covering the Building and/or the property located therein. Tenant shall comply with all rules, orders, regulations and requirements of any organization which sets out standards, requirements or recommendations commonly referred to by major fire insurance underwriters. Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charges for any such insurance policy assessed or increased by reason of Tenant’s failure to comply with the provisions of this Article.

6.3 Compliance with Laws. Tenant shall, at Tenant’s sole cost and expense, keep and maintain the Premises, its use thereof and its business in compliance with all governmental laws, ordinances, rules and regulations now in force or which may hereafter be in force or effect. Tenant shall comply with all Laws relating to the Premises and Tenant’s use or occupancy thereof, including without limitation, Laws requiring the Premises to be closed on Sundays or any other days or hours and Laws in connection with the health, safety and building codes, and any permit or license requirements. Landlord makes no representation or warranty that the Premises are suitable for Tenant’s purposes

ARTICLE 7

SERVICES

7.1 Climate Control. Landlord shall furnish heat or air conditioning to the Premises during Normal Business Hours of the Building as set forth in Article 1, as required in Landlord’s reasonable judgment for the comfortable use and occupancy of the Premises. If Tenant requires heat or air conditioning at any other time, Landlord shall use reasonable efforts to furnish such service upon reasonable notice from Tenant, and Tenant shall pay all of Landlord’s charges therefor on demand as Additional Rent.

The performance by Landlord of its obligations under this Article is subject to Tenant’s compliance with the terms of this Lease including any connected electrical load established by Landlord Tenant shall not use the Premises or any part thereof in a manner exceeding the heating, ventilating or air-conditioning (“HVAC”) design conditions (including any occupancy or connected electrical load conditions), including the rearrangement of partitioning which may interfere with the normal operation of the HVAC equipment, or the use of computer or data processing machines or other machines or equipment in excess of that normally required for a standard office use of the Premises. If any such use requires changes in the HVAC or plumbing systems or controls servicing the Premises or portions thereof in order to provide comfortable occupancy, such changes may be made by Landlord at Tenant’s expense and Tenant agrees to promptly pay any such amount to Landlord as Additional Rent.

7.2 Elevator Service. If the Building is equipped with elevators, Landlord, during Normal Business Hours of the Building, shall furnish elevator service to Tenant to be used in common with others. At least one elevator shall remain in service during all other hours. Landlord may designate a specific elevator for use as a service elevator.

7.3 Janitorial Services. Landlord shall provide janitorial and cleaning services to the Premises that are comparable to such services provided in office buildings comparable in location and quality to the. Building Tenant shall pay to Landlord on demand the reasonable costs incurred by Landlord for (i) any cleaning of the Premises in excess of Landlord’s standard services for any reason, including, without limitation, cleaning required because of (A) misuse or neglect on the part of Tenant or Tenant’s agents, contractors, invitees, employees and customers, (B) the use of portions of the Premises for special purposes requiring greater or more difficult cleaning work than office areas, (C) interior glass partitions or unusual quantities of interior glass surfaces, and (D) non-Building standard materials or finishes installed by Tenant or at its request; and (ii) removal from the Premises of any refuse and rubbish of Tenant in excess of that ordinarily accumulated in general office occupancy or at times other than Landlord’s standard cleaning times.

7.4 Water and Electricity. Landlord shall make available domestic water in reasonable quantities to the common areas of the Building (and to the Premises if so designated in Exhibit B) and cause electric service sufficient for lighting the Premises and for the operation of Ordinary Office Equipment. “Ordinary Office Equipment” shall mean office equipment wired for 120 volt electric service and rated and using less than 6 amperes or 750 watts of electric current or other office equipment approved by Landlord in writing. Landlord shall have the exclusive right to make any replacement of lamps, fluorescent tubes and lamp ballasts in the Premises. Landlord may adopt a system of relamping and ballast replacement periodically on a group basis, the costs of which shall be included in Operating Expenses. Tenant’s use of electric energy or water in the Premises shall not at any time exceed the capacity of any of the risers, piping, electrical conductors and other equipment in or serving the Premises. In order to insure that such capacity is not exceeded and to avert any possible adverse effect upon the Building’s electric system, Tenant shall not, without Landlord’s prior written consent in each instance, connect appliances or heavy duty equipment, other than Ordinary Office Equipment, to the Building’s electric system or make any alteration or addition to the Building’s electric system. Should Landlord grant its consent in writing, which Landlord may refuse in its sole and absolute discretion, all additional risers, piping and electrical conductors or other equipment therefor shall be provided by Landlord and the cost thereof shall be paid by Tenant within ten (10) days of Landlord’s demand therefor. As a condition to granting such consent, Landlord may require Tenant to agree to an increase in Monthly Rent to offset the expected cost to Landlord of such additional service, that is, the cost of the additional electric energy to be made available to Tenant based upon the estimated additional capacity of such additional risers, piping and electrical conductors or other equipment. If Landlord and Tenant cannot agree thereon, such cost shall be determined by an independent electrical engineer, to be selected by Landlord and paid equally by both parties

7.5 Separate Meters. If the Premises are separately metered for any utility, Tenant shall pay a utility charge to Landlord (or directly to the utility company, if possible) based upon Tenant’s actual consumption as measured by the meter to the extent such charge exceeds the amount included in the Operating Expense Base. Landlord also reserves the right to install separate meters for the Premises to register the usage of all or any one of the utilities and in such event Tenant shall pay for the cost of utility usage as metered to the Premises and which is in excess of the usage reasonably anticipated by Landlord for normal office usage of the Premises. Tenant shall immediately reimburse Landlord for the cost of installation of meters, and the maintenance and repair thereof, if Tenant’s actual usage exceeds the anticipated usage level by more than ten percent (10%). In any event, Landlord may require Tenant to reduce its consumption to the anticipated usage level. The term “utility” for purposes hereof may refer to but is not limited to electricity, gas, water, sewer, steam, fire protection system, telephone or other communication or alarm service, as well as HVAC, and all taxes or other charges thereon

7.6 Interruptions. Landlord does not represent or warrant that any of the services referred to above, or any other services which Landlord may supply, will be free from interruption and Tenant acknowledges that any one or more of such services may be suspended by reason of accident, repairs, inspections, alterations or improvements necessary to be made, or by strikes or lockouts, or by reason of operation of law, or causes beyond the reasonable control of Landlord Any interruption, reduction or discontinuance of service shall not be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, or any part thereof, nor render Landlord liable to Tenant for damages by abatement of Rent or otherwise, nor relieve Tenant from performance of Tenant’s obligations under this Lease. Landlord shall however, exercise reasonable diligence to restore any service so interrupted. Notwithstanding any contrary provision of this Lease, if Tenant is prevented from using all or any portion of the Premises for the conduct of business as a result of an “Abatement Event” which means any failure by Landlord to provide any utility or service required to be provided by Landlord where the means for providing such utility or service is in Landlord’s direct control (as contrasted with a utility provider’s failure to provide utilities), and the Abatement Event continues for a period of five (5) consecutive business days after Tenant gives written notice thereof to Landlord (“Eligibility Period”), then Tenant’s rent shall be reduced after the expiration of the Eligibility Period, for such time that Tenant continues to be so prevented from using such portion of the Premises in the proportion that the square footage of the portion of the Premises which Tenant is prevented from using, and does not use, bears to the total square footage of the Premises.

7.7 Utilities Provided by Tenant. Tenant shall make application in Tenant’s own name for all utilities not provided by Landlord and shall: (i) comply with all utility company regulations for such utilities, including requirements for the installation of meters, and (ii) obtain such utilities directly from, and pay for the same when due directly to, the applicable utility company. The term “utilities” for purposes hereof shall include but not be limited to electricity, gas, water, sewer, steam, fire protection, telephone and other communication and alarm services, as well as HVAC, and all taxes or other charges thereon. Tenant shall install and connect all equipment and lines required to supply such utilities to the extent not already available at or serving the Premises, or at Landlord’s option shall repair, alter or replace any such existing items. Tenant shall maintain, repair and replace all such items, operate the same, and keep the same in good working order and condition. Tenant shall not install any equipment or fixtures, or use the same, so as to exceed the safe and lawful capacity of any utility equipment or lines serving the same. The installation, alteration, replacement or connection of any utility equipment and lines shall be subject to the requirements for alterations of the Premises set forth in Article 5. Tenant shall ensure that all Tenant’s HVAC equipment is installed and operated at all times in a manner to prevent roof leaks, damage, or noise due to vibrations or improper installation, maintenance or operation. Except as specifically provided in this Article 7, Tenant agrees to pay for all utilities and other services utilized by Tenant and additional Building services furnished to Tenant not uniformly furnished to all tenants of the Building at the rate generally charged by Landlord to other tenants of the Building. Tenant shall not be charged a fee for its reasonable use of any Building risers for cabling or for its placement of mechanical in the Common Areas designated by Landlord for placement of mechanical equipment; provided that the plans and locations of such cabling and equipment are approved by Landlord which approval shall not be unreasonably withheld, conditioned or delayed.

7.8 Additional Usage. If any lights, machines or equipment (including but not limited to computers) are used by Tenant in the Premises which materially affect the temperature otherwise maintained by the air conditioning system, or generate substantially more heat in the Premises than would be generated by the building standard lights and Ordinary Office Equipment, Landlord shall have the right to install any machinery and equipment which Landlord reasonably deems necessary to restore temperature balance, including but not limited to modifications to the standard air conditioning equipment, and the cost thereof, including the cost of installation and any additional cost of operation and maintenance occasioned thereby, shall be paid by Tenant to Landlord upon demand by Landlord. Landlord shall not be liable under any circumstances for loss of or injury to property, however occurring, through or in connection with or incidental to failure to furnish any of the foregoing.

ARTICLE 8

INSURANCE

8.1 Required Insurance. Tenant shall, at all times during the Term of this Lease, and at its own cost and expense, maintain insurance policies, with responsible companies licensed to do business in the state where the Building is located and satisfactory to Landlord, naming Landlord, Landlord’s Building Manager, Cornerstone Real Estate Advisers, LLC, Tenant and any Mortgagee of Landlord, as their respective interests may appear, including (i) a policy of standard fire, extended coverage and special extended coverage (“all risk”) property insurance which shall be primary on the lease improvements referenced in Article 5 and Tenant’s property, including its goods, equipment and inventory, in an amount adequate to cover their replacement cost, including a vandalism and malicious mischief endorsement, and sprinkler leakage coverage; (ii) business interruption insurance, loss of income and extra expense insurance covering the failure of Tenant’s telecommunications equipment and all other perils, failures or interruptions, (iii) comprehensive general liability insurance on an occurrence basis with limits of liability in an amount not less than Two Million Dollars ($2,000,000) combined single limit for each occurrence, and Three Million Dollars ($3,000,000) in the annual aggregate, (iv) Worker’s Compensation Coverage as required by law. The comprehensive general liability policy shall include contractual liability which includes the provisions of Article 9 herein.

On or before the Commencement Date, Tenant shall furnish to Landlord and its Building Manager, certificates of insurance evidencing the insurance coverage set forth above, including naming Landlord, Cornerstone Real Estate Advisers, LLC and Landlord’s Building Manager as additional insureds. The certificate holder under such certificates of insurance shall be Landlord in care of Landlord’s Building Manager at the address set forth in Article 1.7 above. Renewal certificates must be furnished to Landlord at least thirty (30) days prior to the expiration date of such insurance policies showing the above coverage to be in full force and effect.

The foregoing policy minimum limits of liability and Tenant’s procurement and maintenance thereof shall in no event limit the liability of Tenant under this Lease. All such insurance policies carried by Tenant shall be with companies having a rating of not less than A-VIII in Best’s Insurance Guide. All such policies shall be endorsed to agree that Tenant’s policy is primary and that any insurance covered by Landlord is excess and not contributing with any Tenant insurance requirement hereunder. Tenant agrees that if Tenant does not take out and maintain such insurance or furnish Landlord with renewals or binders, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and charge Tenant the cost thereof, which amount shall be payable by Tenant upon demand with interest from the date such sums are extended. All such insurance shall provide that it cannot be canceled except upon thirty (30) days prior written notice to Landlord. Tenant shall comply with all rules and directives of any insurance board, company or agency determining rates of hazard coverage for the Premises, including but not limited to the installation of any equipment and/or the correction of any condition necessary to prevent any increase in such rates.

8.2 Waiver of Subrogation. Landlord and Tenant each agree that neither Landlord nor Tenant will have any claim against the other for any loss, damage or injury which is covered by insurance carried by either party and for which recovery from such insurer is made, notwithstanding the negligence of either party in causing the loss, and each agree to have their respective insurers issuing the insurance described in this Article 8 waive any rights of subrogation that such companies may have against the other party. This release shall be valid only if the insurance policy in question permits waiver of subrogation or if the insurer agrees in writing that such waiver of subrogation will not affect coverage under said policy. Each party agrees to use commercially reasonable efforts to obtain such an agreement from its insurer if the policy does not expressly permit a waiver of subrogation.

8.3 Waiver of Claims. Except for claims arising from Landlord’s willful misconduct that are not covered by Tenant’s insurance required hereunder, Tenant waives all claims against

Landlord for injury or death to persons, damage to property or to any other interest of Tenant sustained by Tenant or any party claiming, through Tenant resulting from: (i) any occurrence in or upon the Premises, (ii) leaking of roofs, bursting, stoppage or leaking of water, gas, sewer or steam pipes or equipment, including sprinklers, (iii) wind, rain, snow, ice, flooding, freezing, fire, explosion, earthquake, excessive heat or cold, or other casualty, (iv) the Building, Premises, or the operating and mechanical systems or equipment of the Building, being defective, or failing, and (v) vandalism, malicious mischief, theft or other acts or omissions of any other parties including, without limitation, other tenants, contractors and invitees at the Building Tenant agrees that Tenant’s property loss risks shall be borne by its insurance, and Tenant agrees to look solely to and seek recovery only from its insurance carriers in the event of such losses. For purposes hereof, any deductible amount shall be treated as though it were recoverable under such policies.

ARTICLE 9

INDEMNIFICATION

Tenant shall indemnify and hold harmless Landlord and its agents, successors and assigns, including its Building Manager, from and against any and all injury, loss, costs, expenses, liabilities, claims or damage (including attorney fees and disbursements) to any person or property arising from, related to, or in connection with any use or occupancy of the Premises by or any act or omission (including, without limitation, construction and repair of the Premises arising out of Tenant’s Work or subsequent work) of Tenant, its agents, contractors, employees, customers, and invitees, which indemnity extends to any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease. This indemnification shall survive the expiration or termination of the Lease Term. Tenant hereby assumes all risk of damage to property or injury to persons in or about the Premises from any cause, and Tenant hereby waives all claims in respect thereof against Landlord, unless due to the Landlord’s gross negligence or willful misconduct.

Landlord shall not be liable to Tenant for any damage by or from any act or negligence of any co-tenant or other occupant of the Building, or by any owner or occupants of adjoining or contiguous property. Landlord shall not be liable for any injury or damage to persons or property resulting in whole or in part from the criminal activities or willful misconduct of others. To the extent not covered by all risk property insurance, Tenant agrees to pay for all damage to the Building, as well as all damage to persons or property of other tenants or occupants thereof, caused by the negligence, fraud or willful misconduct of Tenant or any of its agents, contractors, employees, customers and invitees. Nothing contained herein shall be construed to relieve Landlord from liability for any personal injury resulting from its gross negligence, fraud or willful misconduct.

Tenant acknowledges that Landlord’s election to provide mechanical surveillance or to post security personnel in the Building is subject to Landlord’s sole discretion. Landlord shall have no liability in connection with the decision whether or not to provide such services and Tenant hereby waives all claims based thereon. Landlord shall not be liable for losses due to theft, vandalism, or like causes. Tenant shall defend, indemnify, and hold Landlord harmless from any such claims made by any employee, licensee, invitee, contractor, agent or, other person whose presence in, on or about the Premises or the Building is attendant to the business of Tenant.

ARTICLE 10

CASUALTY DAMAGE

Tenant shall promptly notify Landlord or the Building Manager of any fire or other casualty to the Premises or to the extent it knows of damage, to the Building. In the event the Premises or any substantial part of the Building is wholly or partially damaged or destroyed by fire or other casualty which is covered by Landlord’s insurance, then Landlord will proceed to restore the same to substantially the same condition existing immediately prior to such damage or destruction unless such damage or destruction is incapable of repair or restoration within one hundred eighty (180) days, in which event Landlord may, at Landlord’s option and by written notice given to Tenant within sixty (60) days of such damage or destruction, declare this Lease terminated as of the happening of such damage or destruction. If, in Landlord’s sole opinion, the net insurance proceeds recoverable by reason of the damage or destruction will not be adequate to complete the restoration of the Building, Landlord shall have the right to terminate this Lease and all unaccrued obligations of the parties hereto by sending a notice of such termination to Tenant. To the extent after fire or other casualty that Tenant shall be deprived of the use and occupancy of the Premises or any portion thereof as a result of any such damage, destruction or the repair thereof, providing Tenant did not cause the fire or other casualty, Tenant shall be relieved of the same ratable portion of the Monthly Rent due under this Lease as the amount of damaged or useless space in the Premises bears to the rentable square footage of the Premises until such time as the Premises may be restored. Landlord shall reasonably determine the amount of damaged or useless space and the square footage of the Premises referenced in the prior sentence. If the Premises is substantially damaged by fire or other casualty within the last 12 months of the Term and it is reasonably determined by Landlord that the Premises cannot be restored within 120 days from the date the damage occurred, Tenant shall have the right to terminate this Lease effective 60 days after the delivery of written notice of termination to Landlord.

ARTICLE 11

CONDEMNATION

In the event of a condemnation or taking of the entire Premises by a public or quasi-public authority, this Lease shall terminate as of the date title vests in the public or quasi-public authority. In the event of a taking or condemnation of fifteen percent (15%) or more (but less than the whole) of the Building and without regard to whether the Premises are part of such taking or condemnation, Landlord may elect to terminate this Lease by giving notice to Tenant within sixty (60) days of Landlord receiving notice of such condemnation. In the event of a partial taking as described in this Article, or a sale, transfer or conveyance in lieu thereof, which does not result in the termination of this Lease, Rent shall be apportioned according to the ratio that the part of the Premises remaining usable by Tenant bears to the total area of the Premises. All compensation awarded for any condemnation shall be the property of Landlord, whether such damages shall be awarded as a compensation for diminution in the value of the leasehold or to the fee of the Premises, and Tenant hereby assigns to Landlord all of Tenant’s right, title and interest in and to any and all such compensation. Providing, however that in the event this Lease is terminated, Tenant shall be entitled to make a separate claim for the taking of Tenant’s personal property (including fixtures paid for by Tenant), and for costs of moving. Notwithstanding anything herein to the contrary, any condemnation award to Tenant shall be available only to the extent such award is payable separately to Tenant and does not diminish the award available to Landlord or any Lender of Landlord and such award shall be limited to the amount of Rent actually paid by Tenant to Landlord for the period of time for which the award is given. Any additional portion of such award shall belong to Landlord. Tenant hereby waives any and all rights, imposed by law, statute, ordinance, governmental regulation or requirement of the United States, the State in which the Building is located or any local government authority or agency or any political subdivision thereof, now or hereafter in effect, it might otherwise have to petition a court to terminate the Lease.

ARTICLE 12

REPAIR AND MAINTENANCE

12.1 Tenant’s Obligations. Tenant shall keep the Premises in good working order, repair (and in compliance with all Laws now or hereafter adopted) and condition (which condition shall be neat, clean and sanitary, and free of pests and rodents) and shall make all necessary nonstructural repairs thereto and any repairs to non-Building standard mechanical, HVAC, electrical and plumbing systems or components in or serving the Premises except that Tenant shall not be obligated to maintain or repair any components (other than HVAC heat pumps which are Tenant’s responsibility) located above the dropped ceiling in the Premises. Tenant’s obligations hereunder shall include, but not be limited to, Tenant’s trade fixtures and equipment, security systems, signs, interior decorations, floor-coverings, wall-coverings, entry and interior doors, interior glass, light fixtures and bulbs, keys and locks, and alterations to the Premises whether installed by Tenant or Landlord. Landlord may make any repairs which are not promptly made by Tenant after Tenant’s receipt of written notice and the reasonable opportunity of Tenant to make said repair within five (5) business days from receipt of said written notice, and charge Tenant for the cost thereof, which cost shall be paid by Tenant within five (5) days from invoice from Landlord. Tenant waives all rights to make repairs at the expense of Landlord, or to deduct the cost thereof from Rent.

12.2 Landlord’s Obligations. Landlord shall make all necessary structural repairs to the Building and any necessary repairs to the Building standard mechanical, HVAC, electrical, and plumbing systems in or servicing the Premises (the cost of which shall be included in Operating Expenses under Article 4), excluding repairs required to be made by Tenant pursuant to this Article. Landlord shall have no responsibility to make any repairs unless and until Landlord receives written notice of the need for such repair and in the case of an emergency, Landlord shall respond promptly after receipt of Notice. Landlord shall not be liable for any failure to make repairs or to perform any maintenance unless such failure shall persist for an unreasonable period of time after written notice of the need for such repairs or maintenance is received by Landlord from Tenant. Landlord shall make every reasonable effort to perform all such repairs or maintenance in such a manner (in its judgment) so as to cause minimum interference with Tenant and the Premises but Landlord shall not be liable to Tenant for any interruption or loss of business pertaining to such activities. Landlord shall have the right to require that any damage caused by the willful misconduct of Tenant or any of Tenant’s agents, contractors, employees, invitees or customers, be paid for and performed by Tenant (without limiting Landlord’s other remedies herein)

12.3 Signs and Obstructions. Tenant shall not obstruct or permit the obstruction of light, halls, Common Areas, roofs, parapets, stairways or entrances to the Building or the Premises and will not affix, paint, erect or inscribe any sign, projection, awning, signal or advertisement of any kind to any part of the Building or the Premises, including the inside or outside of the windows or doors, without the written consent of Landlord. Landlord shall have the right to withdraw such consent at any time and to require Tenant to remove any sign, projection, awning, signal or advertisement to be affixed to the Building or the Premises. If such work is done by Tenant through any person, firm or corporation not designated by Landlord, or without the express written consent of Landlord, Landlord shall have the right to remove such signs, projections, awnings, signals or advertisements without being liable to Tenant by reason thereof and to charge the cost of such removal to Tenant as Additional Rent, payable within ten (10) days of Landlord’s demand therefor.

12.4 Outside Services. Tenant shall not permit, except by Landlord or a person or company reasonably satisfactory to and approved by Landlord: (i) the extermination of vermin in, on or about the Premises; (ii) the servicing of heating, ventilating and air conditioning equipment; (iii) the collection of rubbish and trash other than in compliance with local government health requirements and in accordance with the rules and regulations established by Landlord, which shall minimally provide that Tenant’s rubbish and trash shall be kept in containers located so as not to be visible to members of the public and in a sanitary and neat condition; or (iv) window cleaning, janitorial services or similar work in the Premises.

12.5 Condition of Premises. **[Note that Landlord has the obligation to repair the mechanical systems serving the Building and that the costs of such repairs are not ordinarily included in Operating Expenses if they are capital expenditures].** Tenant hereby agrees that the Premises shall be taken “as is,” “with all faults,” “without any representations or warranties” Tenant hereby acknowledges and agrees that it has investigated and inspected the condition of the Premises and the suitability of same for Tenant’s purposes. Tenant acknowledges that there are no abandoned wires or cables within the Premises. Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the Premises or the Building or the suitability of same for Tenant’s purposes. Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representation or warranty with respect to the Premises or the Building or with respect to the suitability of either for the conduct of Tenant’s business and Tenant expressly represents and warrants that Tenant has relied solely on its own investigation and inspection of the Premises and the Building in its decision to enter into this Lease and let the Premises in an “As Is” condition. The Premises shall be initially improved as provided in, and subject to, the Tenant Work Letter attached hereto as Exhibit B and made a part hereof. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in satisfactory condition. Tenant hereby waives any obligation, imposed by a law, statute, ordinance, governmental regulation or requirement of the United States, the State in which the Building is located or any local government authority or agency or any political subdivision thereof, now or hereafter in effect, requiring Landlord to alter the Premises or the Building to conform to any specified condition and to repair any subsequent deterioration, thereof, which render it unacceptable by such governing body. If such deterioration is repaired by Tenant, Tenant may not deduct the expenses of such repairs from Rent when due and Tenant has no right to vacate the Premises and be discharged from further payment of Rent, if such repairs are not made by Landlord.

Landlord reserves the right from time to time, but subject to payment by and/or reimbursement from Tenant as otherwise provided herein: (i) to install, use, maintain, repair, replace and relocate for service to the Premises and/or other parts of the Building pipes, ducts, conduits, wires, appurtenant fixtures, and mechanical systems, wherever located in the Premises or the Building, (ii) to alter, close or relocate any facility in the Premises or the Common Areas or otherwise conduct any of the above activities for the purpose of complying with a general plan for fire/life safety for the Building or otherwise and (iii) to comply with any federal, state or local law, rule or order with respect thereto or the regulation thereof not currently in effect. Landlord shall attempt to perform any such work with the least inconvenience to Tenant as possible, but in no event shall Tenant be permitted to withhold or reduce Rent or other charges due hereunder as a result of same or otherwise make claim against Landlord for interruption or interference with Tenant’s business and/or operations.

ARTICLE 13

INSPECTION OF PREMISES

Tenant shall permit Landlord, the Building Manager and its authorized representatives to enter the Premises to show the Premises during Normal Business Hours of the Building and at other reasonable times, in the case of an emergency or to inspect the Premises, to clean the Premises, to serve or post notices as provided by law or which Landlord deems necessary for the protection of Landlord or Landlord’s property, and to make such repairs, improvements, alterations or additions in the Premises or in the Building of which they are a part as Landlord may deem necessary or appropriate. If Tenant shall not be personally present to open and permit an entry into the Premises at any time when such an entry is necessary or permitted hereunder, Landlord may enter by means of a master key or may enter forcibly, only in the case of an emergency, without liability to Tenant and without affecting this Lease.

ARTICLE 14

SURRENDER OF PREMISES

Upon the expiration of the Term, or sooner termination of the Lease, Tenant shall quit and surrender to Landlord the Premises, broom clean, in good order and condition, normal wear and tear and damage by fire and other casualty which are Landlord’s obligation excepted. Subject to Landlord’s right to require Tenant to remove certain alterations as provided in Section 5.3, all Tenant Improvements and other fixtures, such as light fixtures and HVAC equipment, wall coverings, carpeting and drapes, in or serving the Premises, whether installed by Tenant or Landlord, shall be Landlord’s property and shall remain, all without compensation, allowance or credit to Tenant. Any property not removed shall be deemed to have been abandoned by Tenant and may be retained or disposed of by Landlord at Tenant’s expense free of any and all claims of Tenant, as Landlord shall desire. All property not removed from the Premises by Tenant may be handled or stored by Landlord at Tenant’s expense and Landlord shall not be liable for the value, preservation or safekeeping thereof. At Landlord’s option all or part of such property may be conclusively deemed to have been conveyed by Tenant to Landlord as if by bill of sale without payment by Landlord. Tenant hereby waives, to the maximum extent allowable, the benefit of all laws now or hereafter in force in this state or elsewhere exempting property from liability for rent or for debt.

ARTICLE 15

HOLDING OVER

Should Tenant, without Landlord’s written consent, hold over after termination of this Lease, Tenant shall become a tenant from month-to-month, only upon each and all of the terms herein provided as may be applicable to a month-to-month tenancy and any such holding over shall not constitute an extension of this Lease. Tenant shall pay Landlord, monthly and in advance, 200% of the amount of Rent then applicable, prorated on a per diem basis, for each day Tenant shall retain possession of the Premises or any part thereof after expiration or earlier termination of this Lease, together with all damages sustained by Landlord on account thereof and all other payments required to be made by Tenant hereunder. The foregoing provisions shall not serve as permission for Tenant to hold-over, nor serve to extend the Term (although Tenant shall remain bound to comply with all provisions of this Lease until Tenant vacates the Premises) and Landlord shall have the right at any time thereafter to enter and possess the Premises and remove all property and persons therefrom or to require Tenant to surrender possession of the Premises as provided in this Lease upon the expiration or earlier termination of the Term. If Tenant fails to surrender the Premises upon the expiration or termination of this Lease, Tenant agrees to indemnify, defend and hold harmless Landlord from all costs, loss, expense or liability, including without limitation, claims made by any succeeding tenant and real estate brokers’ claims and attorney fees.

ARTICLE 16

SUBLETTING AND ASSIGNMENT

16.1 Landlord’s Consent Required. Tenant shall not, without the prior written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed, list the Premises or any part thereof as available for assignment or sublease with any broker or agent or otherwise advertise, post, communicate or solicit prospective assignees or subtenants through any direct or indirect means, nor assign this Lease or any interest thereunder, or sublet Premises or any part thereof, or permit the use of Premises by any party other than Tenant. If Tenant is a corporation, unincorporated association, partnership or limited liability company, the sale, assignment, transfer or hypothecation of any class of stock or other ownership interest in such corporation, association, partnership or limited liability company in excess of fifty-one percent (51%) in the aggregate shall be deemed an assignment within the meaning of this Article 16. In the event that during the term of this Lease, Tenant desires to assign or sublease all or any portion of this Lease and introduces Landlord to a proposed replacement tenant for Tenant, which replacement tenant has a good reputation, is of financial strength at least equal to that of Tenant (as determined by Landlord in its sole discretion) and has a use for Premises and a number of employees reasonably consistent with that of Tenant’s operation, Landlord may consider such replacement tenant and notify Tenant with reasonable promptness as to Landlord’s choice, at Landlord’s sole discretion, of the following:

16.1.1 That Landlord consents to a subleasing of the Premises or assignment of the Lease to such replacement tenant provided that Tenant shall remain fully liable for all of its obligations and liabilities under this Lease and provided further that Landlord shall be entitled to 50% of any profit obtained by Tenant from such subletting or assignment; or

16.1.2 That upon such replacement tenant’s entering into a mutually satisfactory new lease for the Premises with Landlord, then Tenant shall be released from all further obligations and liabilities under this Lease (excepting only any unpaid rentals or any unperformed covenants then past due under this Lease or any guarantee by Tenant of replacement tenant’s obligations); or

16.1.3 That Landlord declines to consent to such sublease or assignment due to insufficient or unsatisfactory documentation furnished to Landlord to establish Tenant’s reputation, financial strength and proposed use of and operations upon Premises; or

16.1.4 That Landlord elects to cancel the Lease and recapture the Premises (in the case of an assignment) or that Landlord elects to cancel the Lease as to the portion thereof that Tenant had wished to sublease. In either such event Tenant shall have the option to either withdraw its proposed assignment or sublease, or surrender possession of the Premises, or the portion thereof which is the subject of Tenant’s request on the date set forth in a notice from Landlord in accordance with the provisions of this Lease relating to the surrender of the Premises. If this Lease shall be canceled as to a portion of the Premises only, the Rent payable by Tenant hereunder shall be abated proportionately according to the ratio that the area of the portion of the Premises surrendered (as computed by Landlord) bears to the area of the Premises immediately prior to such surrender. If Landlord shall cancel this Lease, Landlord may relet the Premises, or the applicable portion of the Premises, to any other party (including, without limitation, the proposed assignee or subtenant of Tenant), without any liability to Tenant.

16.2 Conditions to Consent. Notwithstanding anything to the contrary contained in Article 16.1., above, Tenant’s transfer of its interest pursuant to this Lease shall be subject to the following express conditions, which conditions are agreed by Landlord and Tenant to be reasonable:

16.2.1 That the proposed transferee shall be subject to the prior written consent of Landlord, which may not be unreasonably withheld, conditioned or delayed but, without limiting the generality of the foregoing, it shall be reasonable for Landlord to deny such consent if:

(a) The use to be made of the Premises by the proposed transferee is (1) not generally consistent with the character and nature of all other tenancies in the Building, or (2) a use which conflicts with any so-called “exclusive” then in favor of, or for any use which is the same as that stated in any percentage rent lease to, another tenant of the Building or any other buildings which are in the same complex as the Building, or (3) a use which would be prohibited by any other portion of this Lease (including, but not limited to, any rules and regulations then in effect);

(b) The financial responsibility of the proposed transferee is not reasonably satisfactory to Landlord or in any event not at least equal to those which were possessed by Tenant as of the date of execution of this Lease;

(c) The proposed transferee is either a governmental agency or instrumentality thereof; or

(d) Either the proposed transferee or any person or entity which directly or indirectly controls, is controlled by or is under common control with the proposed transferee (A) occupies space in the Building at the time of the request for consent, or (B) is negotiating with Landlord or has negotiated with Landlord during the six (6) month period immediately preceding the date of the proposed transfer, to lease space in the Building.

16.2.2 Whether or not Landlord consents to any such transfer, Tenant shall pay to Landlord Landlord’s then standard processing fee and reasonable attorney fees incurred in connection with the proposed transfer up to the aggregate sum of $1,500.00;

16.2.3 That the proposed transferee shall execute an agreement pursuant to which it shall agree to perform faithfully and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease applicable to that portion of the Premises so transferred; and

16.2.4 That an executed duplicate original of said assignment and assumption agreement or other transfer on a form reasonably approved by Landlord, shall be delivered to Landlord within five (5) days after the execution thereof, and that such transfer shall not be binding upon Landlord until the delivery thereof to Landlord and the execution and delivery of Landlord’s consent thereto. It shall be a condition to Landlord’s consent to any subleasing, assignment or other transfer of part or all of Tenant’s interest in the Premises (hereinafter referred to as a “Transfer”) that (i) upon Landlord’s consent to any Transfer, Tenant shall pay and continue to pay fifty percent (50%) of any “Transfer Premium” (defined below), received by Tenant from the transferee; (ii) any sublessee of part or all of Tenant’s interest in the Premises shall agree that in the event Landlord gives such sublessee notice that Tenant is in default under this Lease, such sublessee shall thereafter make all sublease or other payments directly to Landlord, which will be received by Landlord without any liability whether to honor the sublease or otherwise (except to credit such payments against sums due under this Lease), and any sublessee shall agree to attorn to Landlord or its successors and assigns at their request should this Lease be terminated for any reason, except that in no event shall Landlord or its successors or assigns be obligated to accept such attornment; (iii) any such Transfer and consent shall be effected on forms supplied by Landlord and/or its legal counsel; (iv) Landlord may require that Tenant not then be in default hereunder in any respect; and (v) Tenant or the proposed subtenant or assignee (collectively, “Transferee”) shall agree to pay Landlord, upon demand, as additional rent, a sum equal to the additional costs, if any, incurred by Landlord for maintenance and repair as a result of any change in the nature of occupancy caused by such subletting or assignment “Transfer Premium” shall mean all rent, additional rent or other consideration payable by a Transferee in connection with a Transfer in excess of the Rent payable by Tenant under this Lease during the term of the Transfer and if such Transfer is less than all of the Premises, the Transfer Premium shall be calculated on a rentable square foot basis. “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by a transferee to Tenant in connection with such Transfer and any payment in excess of fair market value for services rendered by Tenant to the Transferee and any payment in excess of fair market value for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the Transferee in connection with such Transfer, after deducting Tenant’s “out-of-pocket” direct costs such as leasing commissions, legal fees, subtenant improvements, free rent and any subleasing processing or review fees charged by the Landlord. Subject to the foregoing, “Transfer Premium” shall not include any amounts paid for the acquisition of Tenant or for a merger with Tenant. In no event shall the consent by Landlord to an assignment or subletting be construed as relieving Tenant, any assignee, or sublessee from obtaining the express written consent of Landlord to any further assignment or subletting, or as releasing Tenant from any liability or obligation hereunder whether or not then accrued and Tenant shall continue to be fully liable therefor. No collection or acceptance of Rent by Landlord from any person other than Tenant shall be deemed a waiver of any provision of this Article 16 or the acceptance of any assignee or subtenant hereunder, or a release of Tenant (or of any successor of Tenant or any subtenant) Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Article 16 or otherwise has breached or acted unreasonably under this Article 16, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

16.3 No Assignment of Options. In no case may Tenant assign any options to sublessee(s) or assignee(s) hereunder, all such options being deemed personal to Tenant only. Consent by Landlord hereunder shall in no way operate as a waiver by Landlord of, or to release or discharge Tenant from, any liability under this Lease or be construed to relieve Tenant from obtaining Landlord’s consent to any subsequent assignment, subletting, transfer, use or occupancy.

ARTICLE 17

SUBORDINATION, ATTORNMENT AND MORTGAGEE PROTECTION

This Lease is subject and subordinate to all Mortgages now or hereafter placed upon the Building, and all other encumbrances and matters of public record applicable to the Building, including without limitation, any reciprocal easement or operating agreements, ground or underlying leases, covenants, conditions and restrictions and Tenant shall not act or permit the Premises to be operated in violation thereof. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all ground or underlying leases or Mortgages which may hereafter be executed covering the Premises, the Building or the property or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided, however, that Landlord obtains from any Lender or other party in question a written undertaking in favor of Tenant to the effect that such Lender or other party will not disturb Tenant’s right of possession under this Lease if Tenant is not then or thereafter in breach of any covenant or provision of this Lease. Tenant agrees, within ten (10) days after Landlord’s written request therefor, to execute, acknowledge and deliver upon request any and all documents or instruments requested by Landlord or necessary or proper to assure the subordination of this Lease to any such Mortgages, deeds of trust, or leasehold estates. If any foreclosure or power of sale proceedings are initiated by any Lender or a deed in lieu is granted (or if any ground lease is terminated), Tenant agrees, upon written request of any such Lender or any purchaser at such foreclosure sale, to attorn and pay Rent to such party and to execute and deliver any instruments necessary or appropriate to evidence or effectuate such attornment, within five (5) days of Landlord’s request therefor. In the event of attornment, no Lender shall be: (i) liable for any act or omission of Landlord, or subject to any offsets or defenses which Tenant might have against Landlord (prior to such Lender becoming Landlord under such attornment), (ii) liable for any security deposit or bound by any prepaid Rent not actually received by such Lender, or (iii) bound by any future modification of this Lease not consented to by such Lender. Any Lender may elect to make this Lease prior to the lien of its Mortgage, and if the Lender under any prior Mortgage shall require, this Lease shall be prior to any subordinate Mortgage; such elections shall be effective upon written notice to Tenant. Tenant agrees to give any Lender by certified mail, return receipt requested, a copy of any notice of default served by Tenant upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of service on Tenant of a copy of an assignment of leases, or otherwise) of the name and address of such Lender Tenant further agrees that if Landlord shall have failed to cure such default within the time permitted Landlord for cure under this Lease, any such Lender whose address has been so provided to Tenant shall have an additional period of thirty (30) days in which to cure (or such additional time as may be required due to causes beyond such Lender’s control, including time to obtain possession of the Building by power of sale or judicial action or deed in lieu of foreclosure). The provisions of this Article shall be self-operative; however, Tenant shall execute such documentation as Landlord or any Lender may request from time to time in order to confirm the matters set forth in this Article in recordable form To the extent not expressly prohibited by Law, Tenant waives the provisions of any Law now or hereafter adopted which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease or Tenant’s obligations hereunder if such foreclosure or power of sale proceedings are initiated, prosecuted or completed.

ARTICLE 18

ESTOPPEL CERTIFICATE

Tenant shall from time to time, upon written request by Landlord or any Lender, execute, acknowledge and deliver to Landlord or such Lender, within ten (10) business days after receipt of such request, a statement in writing certifying, without limitation: (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, identifying such modifications and certifying that the Lease, as modified, is in full force and effect); (ii) the dates to which Rent and any other charges have been paid; (iii) that Landlord is not in default under any provision of this Lease (or if Landlord is in default, specifying each such default) and that no events or conditions exist which, with the passage of time or notice or both, would constitute a default on the part of Landlord hereunder; (iv) the address to which notices to Tenant shall be sent; and (v) the amount of Tenant’s security deposit; it being understood that any such statement so delivered may be relied upon in connection with any lease, mortgage or transfer.

Tenant’s failure to deliver such statement within such time shall be conclusive upon Tenant that: (i) this Lease is in full force and effect and has not been modified except as Landlord may represent; (ii) not more than one (1) month’s Rent has been paid in advance; (iii) there are no defaults by Landlord; (iv) notices to Tenant shall be sent to Tenant’s Address as set forth in Article 1 of this Lease; and (v) that all other statements contained in such estoppel are true and correct. Notwithstanding the presumptions of this Article, Tenant shall not be relieved of its obligation to deliver said statement. Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact and in Tenant’s name, place and stead to execute any and all documents described in this Article 18 if Tenant fails to do so within the specified time period.

ARTICLE 19

DEFAULTS

If Tenant: (i) fails to pay when due any installment or other payment of Rent, or to keep in effect any insurance required to be maintained hereunder; or (ii) vacates or abandons the Premises or fails to accept tender of possession of the Premises or any significant portion thereof; or (iii) becomes insolvent, makes an assignment for the benefit of creditors, files a voluntary bankruptcy or an involuntary petition in bankruptcy is filed against Tenant which petition is not dismissed within sixty (60) days of its filing; or (iv) fails to cause to be released any mechanic’s liens filed against the Premises or the Building within twenty (20) days after the date the same shall have been filed or recorded; or (v) fails to observe or perform according to the provisions of Article 17 or 18 within the time periods specified in such Articles, or (vi) fails to perform or observe any of the other covenants, conditions or agreements contained herein on Tenant’s part to be kept or performed and such failure shall continue for thirty (30) days after notice thereof is given by or on behalf of Landlord; or (vii) if the interest of Tenant under this Lease shall be offered for sale or sold under execution or other legal process; or (viii) if Tenant makes any transfer, assignment, conveyance, sale, pledge, disposition of all or a substantial portion of Tenant’s property, then any such event or conduct shall constitute a “default” hereunder. All notices required to be given under this paragraph shall be in lieu of, and not in addition to any notice requirements imposed by law, statute, ordinance, governmental regulation or requirement of the United States, the State in which the Building is located or any local government authority or agency or any political subdivision thereof, now or hereafter in effect.

If Tenant or any guarantor hereunder files a voluntary petition pursuant to the United States Bankruptcy Reform Act of 1978, as the same may be from time to time amended (the “Bankruptcy Code”), or take the benefit of any insolvency act or be dissolved, or if an involuntary petition or proceeding for dissolution or liquidation is filed against Tenant pursuant to the Bankruptcy Code and said petition is not dismissed within thirty (30) days after such filing, or if a proceeding for the appointment of a trustee or a receiver is commenced for Tenant’s business or all or a portion of its assets and the appointment of such receiver is not vacated within thirty (30) days after such appointment, or if it shall make an assignment for the benefit of its creditors, then Landlord shall have all of the rights provided for in the event of nonpayment of the Rent Tenant hereby stipulates to the lifting of the automatic stay in effect and relief from such stay in the event Tenant files a petition under the Bankruptcy Code, for the purpose of Landlord pursuing its rights and remedies against Tenant and/or a guarantor under this Lease.

If any alleged default on the part of Landlord hereunder occurs, Tenant shall give written notice to Landlord in the manner herein set forth and shall afford Landlord a reasonable opportunity to cure any such default. In addition, Tenant shall send notice of such default by certified or registered mail, postage prepaid, to the holder of any Mortgage whose address Tenant has been provided in writing, and shall afford such Mortgage holder a reasonable opportunity to cure any alleged default on Landlord’s behalf. In no event will Landlord be responsible for any lost profits or interruption of business as a result of any alleged default by Landlord hereunder. All defaults by Tenant of any covenant or condition of this Lease shall be deemed by the parties hereto to be material.

ARTICLE 20

REMEDIES OF LANDLORD

20.1 Landlord Remedies. Upon the occurrence of any default by Tenant, and in addition to any and all other remedies and rights available to Landlord at law or in equity, Landlord shall have the right to pursue any one or more of the following remedies, each of which shall be cumulative and nonexclusive:

20.1.1 Landlord may terminate this Lease by written notice to Tenant and, following termination, may enter and take possession of the Premises and remove Tenant and any other person occupying the Premises by arrangement with Tenant without being liable for prosecution or any claim or damages therefor, and may recover from Tenant the following:

(a) The worth at the time of the award of any unpaid rent that has been earned at the time of termination;

(b) The worth at the time of the award of the amount by which the unpaid rent which would have been earned following termination and until the time of the award exceeds the amount of such rental loss that Tenant proves could reasonably have been avoided;

(c) The worth at the time of the award of the amount by which the unpaid rent for the balance of the term after the time of the award exceeds the amount of such rental loss that Tenant proves could reasonably have been avoided;

(d) Any other amounts necessary to compensate Landlord for all detriment proximately caused by Tenant’s defaults under this Lease or which in the ordinary course of things would be likely to result therefrom, including, without limitation, brokerage commissions, advertising expenses, remodeling expenses, and concessions to a new tenant; and

(e) At Landlord’s election, any other amounts in addition to or in lieu of the foregoing that may be permitted by law from time to time.

As used in this Section 20.1.1, “rent” means all amounts of every nature required to be paid by Tenant hereunder, whether to Landlord or to third parties. Any such amounts which must be based on increased costs or other historical information shall be calculated based on estimates and projections reasonably made by Landlord. As used in subparagraph 20 1.1(a) of this paragraph, the “worth at the time of the award” shall be calculated based on an interest rate equal to the highest rate permitted by applicable law or, if no maximum applies, 18% per annum As used in subparagraph 20 1.1(c) of this paragraph, the “worth at the time of the award” shall be calculated based on a discount rate equal to 1% plus the discount rate set by the Federal Reserve Bank of San Francisco at the time of the award.

20.1.2 Landlord may continue this Lease in effect and pursue any other rights and remedies it may have hereunder and/or as otherwise permitted by law from time to time.

20.1.3 Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations (and with the understanding that Landlord is under no obligation to relet the Premises under any conditions so long as there is comparable space available in the Building for lease). If the Building is located in California, Landlord may exercise its remedies under California Civil Code Section 1951.4 (as modified or recodified from time to time).

20.1.4 Whether or not Landlord terminates this Lease, Landlord shall have the right, as Landlord chooses in its absolute discretion, (i) to terminate any or all subleases, licenses, concessions and other agreements entered into by Tenant in connection with its occupancy of the Premises and/or (ii) to maintain any or all such agreements in effect and succeed to Tenant’s interests in connection therewith (in which event Tenant shall cease to have any interest in any such agreement).

20.2 WAIVER OF JURY TRIAL. TENANT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM BY EITHER LANDLORD OR TENANT AGAINST THE OTHER OR ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, AND/OR TENANT’S USE OR OCCUPANCY OF THE PREMISES.

20.3 Attorney Fees.

20.3.1 In any action to enforce the terms of this Lease, including any suit by Landlord for the recovery of Rent or possession of the Premises, the losing party shall reimburse the successful party for its reasonable attorney fees incurred in such suit and such attorney fees shall be deemed to have accrued prior to the commencement of such action and shall be paid whether or not such action is prosecuted to judgment.

20.3.2 Should Landlord, without fault on Landlord’s part, be made a party to any litigation instituted by Tenant or by any third party against Tenant, or by or against any person holding under or using the Premises by license of Tenant, or for the foreclosure of any lien for labor or material furnished to or for Tenant or any such other person or otherwise arising out of or resulting from any act or transaction of Tenant or of any such other person, Tenant covenants to save and hold Landlord harmless from and against any judgment rendered against Landlord or the Premises or any part thereof and from and against all costs and expenses, including reasonable attorney fees, incurred by Landlord in connection with such litigation.

20.3.3 When legal services are rendered by an attorney at law who is an employee of a party, attorney fees incurred by that party shall be deemed to include an amount based upon the number of hours spent by such employee on such matters multiplied by an appropriate billing rate determined by taking into consideration the same factors, including but not limited by, the importance of the matter, time applied, difficulty and results, as are considered when an attorney not in the employ of a party is engaged to render such service.

ARTICLE 21

QUIET ENJOYMENT

Landlord covenants and agrees with Tenant that so long as Tenant pays Rent and observes and performs all the terms, covenants, and conditions of this Lease on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the Premises subject, nevertheless, to the terms and conditions of this Lease, and Tenant’s possession will not be disturbed by anyone claiming by, through, or under Landlord.

ARTICLE 22

ACCORD AND SATISFACTION

No payment by Tenant or receipt by Landlord of an amount less than full payment of Rent then due and payable shall be deemed to be other than on account of Rent then due and payable, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided for in this Lease or available at law or in equity.

ARTICLE 23

LETTER OF CREDIT

23.1 Requirements. Concurrently with Tenant’s execution of this Lease, Tenant shall deliver to Landlord as protection for the full and faithful performance by Tenant of all of the obligations under this Lease and for all damages Landlord may suffer (or that Landlord reasonably estimates it may suffer) as a result of any breach or default under this Lease, an irrevocable and unconditional, negotiable standby letter of credit (“Letter of Credit”) in the amount of Five Hundred Thousand Dollars ($500,000 00), subject to the terms and conditions of this Article 23. The Letter of Credit shall be issued by a solvent, nationally recognized bank having its principal office within the United States of America (the “Bank”) and shall be capable of being drawn upon at a location in the City of San Francisco. The Letter of Credit shall reflect Landlord as beneficiary. The form and terms of the Letter of Credit and the issuer issuing same shall be subject to the review and approval of Landlord, in its sole discretion. Landlord, or its managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit upon presentation to the issuer of Landlord’s written statement that Landlord is entitled to the funds represented by such Letter of Credit if any of the following shall have occurred or are applicable: (i) such amount is due to Landlord under the terms and conditions of this Lease after any applicable notice and cure period expressly set forth in this Lease; provided that if Landlord is prevented from delivering a notice of default to Tenant for any reason, including, without limitation, because Tenant has filed a voluntary petition, or an involuntary petition has been filed against Tenant, under the U.S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), then no such notice and cure period shall be required; (ii) Tenant has filed a voluntary petition under the Bankruptcy Code; (iii) an involuntary petition has been filed against Tenant under the Bankruptcy Code; or (iv) the Bank has notified Landlord that it intends to revoke the Letter of Credit or the Letter of Credit will not be renewed or extended. The Letter of Credit shall provide that the issuer of the Letter of Credit shall deliver to Landlord at least thirty (30) days written notice prior to revoking, terminating or failing to renew the Letter of Credit. The issuer will honor the Letter of Credit regardless of whether Tenant disputes Landlord’s right to draw on the Letter of Credit Landlord shall be required to give Tenant written notice prior to or concurrently with, any drawing upon the Letter of Credit. The Letter of Credit must permit multiple presentation or drawings and partial drawings. In the event Landlord draws on the Letter of Credit, Tenant shall within ten (10) days after the date of such draw cause the amount of the Letter or Credit to be increased to its original amount.

23.2 Draws. Tenant acknowledges and agrees that Landlord is entering into this Lease in material reliance on the ability of Landlord to draw on the Letter of Credit on the occurrence of any breach or default on the part of Tenant under this Lease after the expiration of applicable notice and cure Periods. If Tenant shall breach any provision of this Lease or otherwise be in default under this Lease, Landlord may, but without obligation to do so, and without notice to Tenant, draw on the Letter of Credit, in part or in whole, to cure any breach or default of Tenant and to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default. The use, application, or retention of the Letter of Credit, or any portion of it, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either before or following a draw by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw on the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing on such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (1) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank; (2) Tenant is not a third party beneficiary of such contract; (3) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds of it; and (4) if Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim or rights to the Letter of Credit or the proceeds of it by application of Section 502(b)(6) of the U.S. Bankruptcy Code or otherwise.

23.3 Not a Security Deposit. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal of it or any proceeds of it be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of Section 1950.7. Landlord and Tenant (iv) further acknowledge and agree that the Letter of Credit is not intended to serve as a security deposit and Section 1950.7 and any and all other laws, rules, and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy to the Letter of Credit, and (v) waive any and all rights, duties, and obligations either party may now or in the future have relating to or arising from the Security Deposit Laws.

23.4 Transfers. If Landlord transfers its ownership of the Premises, or finances the Building Landlord may (i) transfer (one or more times) all or any portion of its interest in and to the Letter of Credit to another party, person or entity provided that such transfer a part of the assignment by Landlord of its rights and interests in and to this Lease, or (ii) may require that Tenant furnish to Landlord’s transferee a substitute or amended Letter of Credit, naming such transferee as the beneficiary and otherwise in compliance with this Article 23, provided such transferee reimburses Tenant for the nominal administrative fee charged by the issuer of the Letter of Credit for issuing a substitute or amended Letter of Credit in the name of the transferee. In the event of a Transfer of Landlord’s interest in the Building and the transfer (or substitution or amendment) of the Letter or Credit to Landlord’s transferee, Landlord shall be released by Tenant from all liability therefor.

ARTICLE 24

BROKERAGE COMMISSION

Landlord and Tenant represent and warrant to each other that neither has dealt with any broker, finder or agent except for the Broker(s) identified in Article 1. Tenant represents and warrants to Landlord that (except with respect to the Broker identified in Article 1 and with whom Landlord has entered into a separate brokerage agreement) no broker, agent, commission salesperson, or other person has represented Tenant in the negotiations for and procurement of this Lease and of the Premises and that no commissions, fees, or compensation of any kind are due and payable in connection herewith to any other broker, agent commission salesperson, or other person. Tenant agrees to indemnify and hold harmless Landlord, its agents, members, partners, representatives, officers, affiliates, shareholders, employees, successors and assigns from and against any and all loss, liabilities, claims, suits, or judgments (including, without limitation, reasonable attorney fees and court costs incurred in connection with any such claims, suits, or judgments, or in connection with the enforcement of this indemnity) for any fees, commissions, or compensation of any kind which arise out of or are in any way connected with any claimed agency relationship not referenced in Article 1.

ARTICLE 25

FORCE MAJEURE

Landlord shall be excused for the period of any delay in the performance of any obligation hereunder when prevented from so doing by a cause or causes beyond its control, including all labor disputes, civil commotion, war, war-like operations, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or controls, fire or other casualty, inability to obtain any material, services or through acts of God. Tenant shall similarly be excused for delay in the performance of any obligation hereunder; provided:

25.1 nothing contained in this Section or elsewhere in this Lease shall be deemed to excuse or permit any delay in the payment of Rent, or any delay in the cure of any default which may be cured by the payment of money;

25.2 no reliance by Tenant upon this Section shall limit or restrict in any way Landlord’s right of self-help as provided in this Lease; and

25.3 Tenant shall not be entitled to rely upon this Section unless it shall first have given Landlord notice of the existence of any force majeure preventing the performance of an obligation of Tenant within five (5) days after the commencement of the force majeure.

ARTICLE 26

PARKING

26.1 Landlord hereby grants to Tenant the right, in common with others authorized by Landlord, to use the parking facilities owned by Landlord and shown on Exhibit A, if any Landlord, at its sole election, may designate the types, sizes, configuration, and locations of parking spaces within the parking facilities which Tenant shall be allowed to use. Landlord shall have the right, at Landlord’s sole election, to change said types, sizes, configuration, and locations from time to time; provided, however, such designation shall be uniformly applied and shall not unfairly favor any tenant in the Building.

26.2 Commencing on the Commencement Date, Tenant shall pay Landlord the Parking Fee, if any, shown in Article 1, as Additional Rent, payable monthly in advance with the Monthly Rent. Except as otherwise expressly provided in Article 1, throughout the Term, the parking rate for each type of parking space provided to Tenant hereunder shall be the prevailing parking rate, as Landlord may designate from time to time, at Landlord’s sole election, for each such type of parking space. In addition to the right reserved hereunder by Landlord to designate the parking rate from time to time, Landlord shall have the right to change the parking rate at any time to include therein any amounts levied, assessed, imposed or required to be paid to any governmental authority on account of the parking of motor vehicles, including all sums required to be paid pursuant to transportation controls imposed by the Environmental Protection Agency under the Clean Air Act of 1970, as amended, or otherwise required to be paid by any governmental authority with respect to the parking, use, or transportation of motor vehicles, or the reduction or control of motor vehicle traffic, or motor vehicle pollution. Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the use of the parking facility by Tenant.

26.3 If requested by Landlord, Tenant shall notify Landlord of the license plate number, year, make and model of the automobiles entitled to use the parking facilities and if requested by Landlord, such automobiles shall be identified by automobile window stickers provided by Landlord, and only such designated automobiles shall be permitted to use the parking facilities. If Landlord institutes such an identification procedure, Landlord may provide additional parking spaces for use by customers and invitees of Tenant on a daily basis at prevailing parking rates, if any. At Landlord’s sole election, Landlord may make validation stickers available to Tenant for any such additional parking spaces, provided, however, if Landlord makes validation stickers available to any other tenant in the Building, Landlord shall make such validation stickers available to Tenant. Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease (excepting the abatement or refund on any parking fees for periods to the extent Tenant is unable to use the parking facilities), from time to time, close-off or restrict access to the parking facility for purposes of permitting or facilitating construction, alteration or improvement. Landlord may delegate its responsibilities hereunder to a parking operator or a lessee of the parking facility in which case such parking operator or lessee shall have all the rights of control attributed hereby to Landlord.

26.4 The parking facilities provided for herein are provided solely for the accommodation of Tenant, and Landlord assumes no responsibility or liability of any kind whatsoever from whatever cause with respect to the automobile parking areas, including adjoining streets, sidewalks, driveways, property and passageways, or the use thereof by Tenant or tenant’s employees, customers, agents, contractors or invitees. Tenant may not assign, transfer, sublease or otherwise alienate the use of the parking facilities without Landlord’s prior written consent. Tenant’s continued right to use the parking facilities is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations, and Tenant not being in default under this Lease.

ARTICLE 27

HAZARDOUS MATERIALS

27.1 Definition of Hazardous Materials. The term “Hazardous Materials” for purposes hereof shall mean any chemical, substance, materials or waste or component thereof which is now or hereafter listed, defined or regulated as a hazardous or toxic chemical, substance, materials or waste or component thereof by any federal, state or local governing or regulatory body having jurisdiction, or which would trigger any employee or community “right-to-know” requirements adopted by any such body, or for which any such body has adopted any requirements for the preparation or distribution of a materials safety data sheet (“MSDS”). The term “Hazardous Material” includes, without limitation, any material, waste or substance which is (i) included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances” or “solid waste” in or pursuant to any environmental Law, or subject to regulation under any environmental Law, (ii) listed in the United States Department of Transportation Optional Hazardous Material Table, 49 C.F.R. § 172.101, as to date or hereafter amended, or in the United States Environmental Protection Agency List of Hazardous Substances and Reportable Quantities, 40 C.F.R. Part 302, as to date or hereafter amended, (iii) an explosive, radioactive, asbestos, polychlorinated biphenyl, oil or petroleum product, (iv) designated as a “Hazardous Substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (v) defined as a “Hazardous Waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903), (vi) defined as a “Hazardous Substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601), or (vii) any substance deemed to be a “Hazardous Material” by any present or future federal, state or local Law, statute, regulation ordinance, or any judicial or administrative order or judgment thereunder, because it effects the health, industrial hygiene or the environmental or ecological conditions on, under or about the Premises or the Building.

27.2 No Hazardous Materials. Tenant shall not transport, use, store, maintain, generate, manufacture, handle, dispose, release or discharge any Hazardous Materials. However, the foregoing provisions shall not prohibit the transportation to and from, and use, storage, maintenance and handling within the Premises of Hazardous Materials customarily used in the business or activity expressly permitted to be undertaken in the Premises under Article 6, provided: (a) such Hazardous Materials shall be used and maintained only in such quantities as are reasonably necessary for such permitted use of the Premises and the ordinary course of Tenant’s business therein, strictly in accordance with applicable Law, highest prevailing standards, and the manufacturers’ instructions therefor, (b) such Hazardous Materials shall not be disposed of, released or discharged in the Building, and shall be transported to and from the Premises in compliance with all applicable Laws, and as Landlord shall reasonably require, (c) if any applicable Law or Landlord’s trash removal contractor requires that any such Hazardous Materials be disposed of separately from ordinary trash, Tenant shall make arrangements, at Tenant’s expense, for such disposal directly with a qualified and licensed disposal company at a lawful disposal site (subject to scheduling and approval by Landlord), and (d) any remaining such Hazardous Materials shall be completely, properly and lawfully removed from the Building upon expiration or earlier termination of this Lease.

27.3 Notices To Landlord. Tenant shall promptly notify Landlord of: (i) any enforcement, cleanup or other regulatory action taken or threatened by any governmental or regulatory authority with respect to the presence of any Hazardous Materials on the Premises or the migration thereof from or to other property, (ii) any demands or claims made or threatened by any party relating to any loss or injury resulting from any Hazardous Materials on the Premises, (iii) any release, discharge or nonroutine, improper or unlawful disposal or transportation of any Hazardous Materials on or from the Premises or in violation of this Article, and (iv) any matters where Tenant is required by Law to give a notice to any governmental or regulatory authority respecting any Hazardous Materials on the Premises. Landlord shall have the right (but not the obligation) to join and participate, as a party, in any legal proceedings or actions affecting the Premises initiated in connection with any environmental, health or safety Law. At such times as Landlord may reasonably request, Tenant shall provide Landlord with a written list, certified to be true and complete, identifying any Hazardous Materials then used, stored, or maintained upon the Premises, the use and approximate quantity of each such materials, a copy of any MSDS issued by the manufacturer therefor, and such other information as Landlord may reasonably require or as may be required by Law.

27.4 Indemnification of Landlord. If any Hazardous Materials are released, discharged or disposed of by Tenant or any other occupant of the Premises, or their employees, agents, invitees or contractors, on or about the Building in violation of the foregoing provisions, Tenant shall immediately, properly and in compliance with applicable Laws clean up, remediate and remove the Hazardous Materials from the Building and any other affected property and clean or replace any affected personal property (whether or not owned by Landlord), at Tenant’s expense (without limiting Landlord’s other remedies therefor). Tenant shall further be required to indemnify and hold Landlord, Landlord’s directors, officers, employees and agents harmless from and against any and all claims, demands, liabilities, losses, damages, penalties and judgments directly or indirectly arising out of or attributable to a violation of the provisions of this Article by Tenant, Tenant’s occupants, employees, contractors or agents. Any clean up, remediation and removal work shall be subject to Landlord’s prior written approval (except in emergencies), and shall include, without limitation, any testing, investigation, and the preparation and implementation of any remedial action plan required by any governmental body having jurisdiction or reasonably required by Landlord. If Landlord or any Lender or governmental body arranges for any tests or studies showing that this Article has been violated, Tenant shall pay for the costs of such tests. The provisions of this Article shall survive the expiration or earlier termination of this Lease. Landlord and Tenant acknowledge that Landlord may become legally liable for the costs of complying with Laws relating to Hazardous Material which are not the responsibility of Landlord or the responsibility of Tenant, including the following: (i) Hazardous Material present in the soil or ground water on the Building property of which Landlord has no knowledge as of the effective date of this Lease; (ii) a change in Laws which relate to Hazardous Material which make that Hazardous Material which is present on the property on which the Building is located as of the effective date of this Lease, whether known or unknown to Landlord, a violation of such new laws; (iii) Hazardous Material that migrates, flows, percolates, diffuses, or in any way moves onto, or under, the Building property after the effective date of this Lease; or Hazardous Material present on or under the Building property as a result of any discharge, dumping or spilling (whether accidental or otherwise) on the Building property by other tenants in the Building or their agents, employees, contractors, or invitees, or by others. Accordingly, Landlord and Tenant agree that the cost of complying with Laws relating to Hazardous Materials on the Building property for which Landlord is legally liable and which are paid or incurred by Landlord shall be an Operating Expense (and Tenant shall pay Tenant’s Pro Rata Share thereof in accordance with Article 4) unless the cost of such compliance as between Landlord and Tenant, is made the responsibility of Tenant pursuant to Article 27.2, above or is due to Landlord’s negligence. To the extent any such Operating Expense relating to Hazardous Materials is subsequently recovered or reimbursed through insurance, or recovery from responsible third parties or other action, Tenant shall be entitled to a proportionate reimbursement to the extent it has paid its share of such Operating Expense to which such recovery or reimbursement relates.

27.5 Subletting or Assignment. It shall not be unreasonable for Landlord to withhold its consent to any proposed assignment or subletting if (i) the proposed transferee’s anticipated use of the Premises involves the generation, storage, use, treatment, or disposal of Hazardous Material; (ii) the proposed transferee has been required by any prior landlord, lender, or governmental authority to take remedial action in connection with Hazardous Material contaminating a property if the contamination resulted from such transferee’s actions or use of the property in question; or (iii) the proposed transferee is subject to an enforcement order issued by any governmental authority in connection with the use, disposal, or storage of a Hazardous Material.

ARTICLE 28

ADDITIONAL RIGHTS RESERVED BY LANDLORD

In addition to any other rights provided for herein, Landlord reserves the following rights, exercisable without liability to Tenant for damage or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession or giving rise to any claim:

28.1 To name the Building and to change the name or street address of the Building;

28.2 To install and maintain all signs on the exterior and interior of the Building;

28.3 To designate all sources furnishing sign painting or lettering for use in the Building;

28.4 During the last ninety (90) days of the Term, if Tenant has vacated the Premises, to decorate, remodel, repair, alter or otherwise prepare the Premises for occupancy, without affecting Tenant’s obligation to pay Rent for the Premises;

28.5 To have pass keys to the Premises and all doors therein, excluding Tenant’s vaults and safes;

28.6 On reasonable prior notice to Tenant, to exhibit the Premises to any prospective purchaser, Lender, mortgagee, or assignee of any mortgage on the Building or the land on which the Building is located and to others having an interest therein at any time during the Term, and to prospective tenants during the last six (6) months of the Term;

28.7 To take any and all measures, including entering the Premises for the purpose of making inspections, repairs, alterations, additions and improvements to the Premises or to the Building (including for the purpose of checking, calibrating, adjusting and balancing controls and other parts of the Building Systems), as may be necessary or desirable for the operation, improvement, safety, protection or preservation of the Premises or the Building, or in order to comply with all Laws, orders and requirements of governmental or other authority, or as may otherwise be permitted or required by this Lease; provided, however, that during the progress of any work on the Premises or at the Building, Landlord will attempt not to inconvenience Tenant, but shall not be liable for inconvenience, annoyance, disturbance, loss of business, or other damage to Tenant by reason of performing any work or by bringing or storing materials, supplies, tools or equipment in the Building or Premises during the performance of any work, and the obligations of Tenant under this Lease shall not thereby be affected in any manner whatsoever;

28.8 To relocate various facilities within the Building and on the land of which the Building is a part if Landlord shall determine such relocation to be in the best interest of the development of the Building and such property, provided that such relocation shall not materially restrict access to the Premises or materially and adversely affect Tenant’s ability to conduct its business in the Premises; and

28.9 To install vending machines of all kinds in the Building and to receive all of the revenue derived therefrom, provided, however, that no vending machines shall be installed by Landlord in the Premises unless Tenant so requests.

ARTICLE 29

DEFINED TERMS

29.1 “Building” shall refer to the Building named in Article 1 of which the leased Premises are a part (including all modifications, additions and alterations made to the Building during the term of this Lease), the real property on which the same is located, all plazas, common areas and any other areas located on said real property and designated by Landlord for use by all tenants in the Building. A plan showing the Building is attached hereto as Exhibit A and made a part hereof and the Premises is defined in Article 2 and shown on said Exhibit A by cross-hatched lines.

29.2 “Common Areas” shall mean and include all areas, facilities, equipment, directories and signs of the Building (exclusive of the Premises and areas leased to other Tenants) made available and designated by Landlord for the common and joint use and benefit of Landlord, Tenant and other tenants and occupants of the Building including, but not limited to, lobbies, public washrooms, hallways, sidewalks, parking areas, landscaped areas and service entrances. Common Areas may further include such areas in adjoining properties under reciprocal easement agreements, operating agreements or other such agreements now or hereafter in effect and which are available to Landlord, Tenant and Tenant’s employees and invitees Landlord reserves the right in its sole discretion and from time to time, to construct, maintain, operate, repair, close, limit, take out of service, alter, change, and modify all or any part of the Common Areas.

29.3 “Default Rate” shall mean eighteen percent (18%) per annum, or the highest rate permitted by applicable law, whichever shall be less. If the application of the Default Rate causes any provision of this Lease to be usurious or unenforceable, the Default Rate shall automatically be reduced so as to prevent such result.

29.4 “Hazardous Materials” shall have the meaning set forth in Article 27.

29.5 “Landlord” and “Tenant” shall be applicable to one or more parties as the case may be, and the singular shall include the plural, and the neuter shall include the masculine and feminine; and if there is more than one(l), the obligations thereof shall be joint and several. For purposes of any provisions indemnifying or limiting the liability of Landlord, the term “Landlord” shall include Landlord’s present and future partners, beneficiaries, trustees, officers, directors, employees, shareholders, principals, agents, affiliates, successors and assigns.

29.6 “Law” or “Laws” shall mean all federal, state, county and local governmental and municipal laws, statutes, ordinances, rules, regulations, codes, decrees, orders and other such requirements, applicable equitable remedies and decisions by courts in cases where such decisions are binding precedents in the state in which the Building is located, and decisions of federal courts applying the Laws of such state.

29.7 “Lease” shall mean this lease executed between Tenant and Landlord, including any extensions, amendments or modifications and any Exhibits attached hereto.

29.8 “Lease Year” shall mean each calendar year or portion thereof during the Term.

29.9 “Lender” shall mean the holder of a Mortgage at the time in question, and where such Mortgage is a ground lease, such term shall refer to the ground lessee.

29.10 “Mortgage” shall mean all mortgages, deeds of trust, ground leases and other such encumbrances now or hereafter placed upon the Building or any part thereof with the written consent of Landlord, and all renewals, modifications, consolidations, replacements or extensions thereof, and all indebtedness now or hereafter secured thereby and all interest thereon.

29.11 “Operating Expenses” shall mean all operating expenses of any kind or nature which are necessary, ordinary or customarily incurred in connection with the operation, maintenance, replacement, ownership or repair of the Building as determined by Landlord.

Operating Expenses shall include, but not be limited to:

29.11.1 costs of supplies, including, but not limited to, the cost of relamping all Building standard lighting as the same may be required from time to time;

29.11.2 costs incurred in connection with obtaining and providing energy for the Building, including, but not limited to, costs of propane, butane, natural gas, steam, electricity, solar energy and fuel oils, coal or any other energy sources, including any taxes thereon;

29.11.3 costs of water and sanitary and storm drainage services;

29.11.4 costs of janitorial and security services;

29.11.5 costs of general maintenance and repairs, including costs under HVAC, the intrabuilding network cable and other mechanical maintenance contracts and maintenance, repairs and replacement of equipment and tools used in connection with operating the Building and the parking facilities;

29.11.6 costs of maintenance and replacement of landscaping;

29.11.7 insurance premiums, including fire and all-risk coverage, together with loss of rent endorsements, the part of any claim required to be paid under the deductible portion of any insurance policies carried by Landlord in connection with the Building, public liability insurance and any other insurance carried by Landlord on the Building, or any component parts thereof (all such insurance shall be in such amounts as may be required by any holder of a Mortgage or as Landlord may reasonably determine);

29.11.8 labor costs, including wages and other payments, costs to Landlord of worker’s compensation and disability insurance, payroll taxes, employment taxes, general welfare benefits, pension payments, medical and surgical benefits, fringe benefits, and all legal fees and other costs or expenses incurred in resolving any labor dispute;

29.11.9 Reasonable professional building management fees consistent with those charged for the management of comparable building and for comparable services required for management of the Building;

29.11.10 legal, accounting, inspection, and other consultation fees (including, without limitation, fees charged by consultants retained by Landlord for services that are designed to produce a reduction in Operating Expenses or to reasonably improve the operation, maintenance or state of repair of the Building) incurred in the ordinary course of operating the Building or in connection with making the computations required hereunder or in any audit of operations of the Building;

29.11.11 the costs of capital improvements or structural repairs or replacements made in or to the Building in order to conform to changes, subsequent to the date of this Lease, in any applicable Laws, ordinances, rules, regulations or orders of any governmental or quasi-governmental authority having jurisdiction over the Building (herein “Required Capital Improvements”) or the costs incurred by Landlord to install a new or replacement capital item for the purpose of reducing Operating Expenses (herein “Cost Savings Improvements”), a reasonable allowance for depreciation of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Building, and a reasonable reserve for all other capital improvements and structural repairs and replacements reasonably necessary to permit Landlord to maintain the Building in its current class. The expenditures for Required Capital Improvements and Cost Savings Improvements shall be amortized over the useful life of such capital improvement or structural repair or replacement (as determined by Landlord). All costs so amortized shall bear interest on the amortized balance at the rate of ten percent (10%) per annum or such higher rate as may have been paid by Landlord on funds borrowed for the purpose of constructing these capital improvements.

Operating Expenses shall not include: the cost to correct any initial construction defects; the cost of repairs resulting from Landlord’s gross negligence; the cost of any goods or services (such as electricity) to the extent billed separately to and paid directly by Tenant or another tenant of the Building, depreciation on the Building; costs of tenants’ improvements; real estate brokers’ commissions; interest; capital items (except as described in Section 29.11.11); executive salaries and bonuses for any officer of the Landlord above the level of Building manager; costs to the extent reimbursed by insurance proceeds; charitable or political contributions; ground rent; principal and interest payments on loans secured by Building; or the cost of constructing tenant improvements.

In making any computations contemplated hereby, Landlord shall also be permitted to make such adjustments and modifications to the provisions of this paragraph and Article 4 as shall be reasonable and necessary to achieve the intention of the parties hereto.

29.12 “Rent” shall have the meaning specified therefor in Article 3.

29.13 “Tax” or “Taxes” shall mean:

29.13.1 all real property taxes and assessments levied against the Building by any governmental or quasi-governmental authority. The foregoing shall include all federal, state, county, or local governmental, special district, improvement district, municipal or other political subdivision taxes, fees, levies, assessments, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, respecting the Building, including without limitation, real estate taxes, general and special assessments, interest on any special assessments paid in installments, transit taxes, water and sewer rents, taxes based upon the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, appurtenances, furniture and other personal property used in connection with the Building which Landlord shall pay during any calendar year, any portion of which occurs during the Term (without regard to any different fiscal year used by such government or municipal authority except as provided below). Provided, however, any taxes which shall be levied on the rentals of the Building shall be determined as if the Building were Landlord’s only property, and provided further that in no event shall the term “taxes or assessment,” as used herein, include any net federal or state income taxes levied or assessed on Landlord, unless such taxes are a specific substitute for real property taxes. Such term shall, however, include gross taxes on rentals. Expenses incurred by Landlord for tax consultants and in contesting the amount or validity of any such taxes or assessments shall be included in such computations.

29.13.2 all “assessments,” including so-called special assessments, license tax, business license fee, business license tax, levy, charge, penalty or tax imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, water, drainage, or other improvement or special district thereof, against the Premises of the Building or any legal or equitable interest of Landlord therein. For the purposes of this Lease, any special assessments shall be deemed payable in such number of installments as is permitted by law, whether or not actually so paid. If as of the Commencement Date the Building has not been fully assessed as a completed project, for the purpose of computing the Operating Expenses for any adjustment required herein or under Article 4, the Tax shall be adjusted by Landlord, as of the date on which the adjustment is to be made, to reflect full completion of the Building including all standard Tenant finish work if the method of taxation of real estate prevailing to the time of execution hereof shall be, or has been altered, so as to cause the whole or any part of the taxes now, hereafter or theretofore levied, assessed or imposed on real estate to be levied, assessed or imposed on Landlord, wholly or partially, as a capital levy or otherwise, or on or measured by the rents received therefrom, then such new or altered taxes attributable to the Building shall be included within the term real estate taxes, except that the same shall not include any enhancement of said tax attributable to other income of Landlord. All of the preceding clauses (29.13.1 and 29.13.2) are collectively referred to as the “Tax” or “Taxes.”

ALL OTHER CAPITALIZED TERMS SHALL HAVE THE DEFINITIONS SET FORTH IN THE LEASE.

ARTICLE 30

MISCELLANEOUS PROVISIONS

30.1 Rules and regulations. Tenant shall comply with all of the rules and regulations promulgated by Landlord from time to time for the Building. A copy of the current rules and regulations is attached hereto as Exhibit D. Landlord shall not be liable to Tenant for violation of any such rules and regulations, or for the breach of any covenant or condition in any lease by any other tenant in the Building. A waiver by Landlord of any rule or regulation for any other tenant shall not constitute nor be deemed a waiver of that rule or regulation for Tenant.

30.2 Execution of lease. If Tenant is a corporation, partnership or limited liability company, each individual executing this Lease on behalf of said entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said entity in accordance with: (i) if Tenant is a corporation, a duly adopted resolution of the Board of Directors of said corporation or in accordance with the by-laws of said corporation, (ii) if Tenant is a partnership, the terms of the partnership agreement, and (iii) if Tenant is a limited liability company, the terms of its operating agreement, and that this Lease is binding upon said entity in accordance with its terms. Concurrently with Tenant’s execution of this Lease, Tenant shall provide to Landlord a copy of: (i) if Tenant is a corporation, such resolution of the Board of Directors authorizing the execution of this Lease on behalf of such corporation, which copy of resolution shall be duly certified by the secretary or an assistant secretary of the corporation to be a true copy of a resolution duly adopted by the Board of Directors of said corporation and shall be in a form reasonably acceptable to Landlord, (ii) if Tenant is a partnership, a copy of the provisions of the partnership agreement granting the requisite authority to each individual executing this Lease on behalf of said partnership, and (iii) if Tenant is a limited liability company, a copy of the provisions of its operating agreement granting the requisite authority to each individual executing this Lease on behalf of said limited liability company. In the event Tenant fails to comply with the requirements set forth in this subparagraph 30.2, then each individual executing this Lease shall be personally liable for all of Tenant’s obligations in this Lease.

30.3 Notices. All notices under this Lease shall be in writing and will be deemed sufficiently given for all purposes if, to Tenant, by delivery to Tenant at the Premises during the hours the Building is open for business or by certified mail, return receipt requested or by overnight delivery service (with one acknowledged receipt), to Tenant at the address set forth below, and if to Landlord, by certified mail, return receipt requested or by overnight delivery service (with one acknowledged receipt), at the addresses set forth below, or at such other address from time to time established by Landlord.

Landlord: at address shown in Article 1.6

with a copy to: Building Manager at address shown in Article 1.7

Tenant: at address shown in Article 1.2

with copy to:	Medivation, Inc. (c/o Patrick Machado, CFO)
201 Spear Street, 3rd floor
San Francisco, CA 94105

Any notices sent by Landlord regarding or relating to eviction procedures, including without limitation three day notices, may be sent by regular mail.

30.4 Transfers. The term “Landlord” appearing herein shall mean only the owner of the Building from time to time and, upon a sale or transfer of its interest in the Building, the then landlord and transferring party shall have no further obligations or liabilities for matters accruing after the date of transfer of that interest. Tenant, upon such sale or transfer, agrees to attorn to the transferee and shall look solely to the successor owner and transferee of the Building, as the lessor under this Lease, for performance of Landlord’s obligations hereunder. Tenant shall, within five (5) days after request, execute such further instruments or assurances as such transferee may reasonably deem necessary to evidence or confirm such attornment.

30.5 Intentionally Omitted.

30.6 Tenant financial statements. Upon the written request of Landlord, Tenant shall submit financial statements for its most recent financial reporting period and for the prior Lease Year. Landlord shall make such request no more than twice during any Lease Year. All such financial statements shall be certified as true and correct by the responsible officer or partner of Tenant and if Tenant is then in default hereunder, the financial statements shall be certified by an independent certified public accountant.

30.7 Relationship of the parties. Nothing contained in this Lease shall be construed by the parties hereto, or by any third party, as constituting the parties as principal and agent, partners or joint venturers, nor shall anything herein render either party (other than a guarantor) liable for the debts and obligations of any other party, it being understood and agreed that the only relationship between Landlord and Tenant is that of Landlord and Tenant.

30.8 Entire agreement; merger; severability. This Lease and any Exhibits or Addenda hereto, embody the entire agreement and understanding between the parties respecting the Lease and the Premises and supersedes all prior negotiations, agreements and understandings between the parties, all of which are merged herein. No provision of this Lease may be modified, waived or discharged except by an instrument in writing signed by the party against which enforcement of such modification, waiver or discharge is sought. Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impact, impair or invalidate any other provision hereof and such other provisions shall remain in full force and effect.

30.9 No representation by landlord. Neither Landlord nor any agent of Landlord has made any representations, warranties, or promises with respect to the Premises or the Building except as expressly set forth herein.

30.10 Limitation of liability. Notwithstanding anything in this Lease to the contrary, any remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder or any claim, cause of action or obligation, contractual, statutory or otherwise by Tenant against Landlord concerning, arising out of or relating to any matter relating to this Lease and all of the covenants and conditions or any obligations, contractual, statutory, or otherwise set forth herein, shall be limited solely and exclusively to an amount which is equal to the lesser of (i) the interest of Landlord in and to the Building, and (ii) the interest Landlord would have in the Building if the Building were encumbered by third party debt in an amount equal to eighty percent (80%) of the then current value of the Building (as such value is reasonably determined by Landlord). No other property or assets of Landlord, or any member, officer, director, shareholder, partner, trustee, agent, servant or employee of Landlord (the “Representatives”) shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, Landlord’s obligations to Tenant, whether contractual, statutory or otherwise, the relationship of Landlord and Tenant hereunder, or Tenant’s use or occupancy of the Building. Tenant further understands that any liability, duty or obligation of Landlord to Tenant, shall automatically cease and terminate as of the date that Landlord or any of Landlord’s Representatives no longer have any right, title or interest in or to the Building. The provisions hereof shall inure to Landlord’s successors and assigns including any Lender. The foregoing provisions are not intended to relieve Landlord from the performance of any of Landlord’s obligations under this Lease, but only to limit the personal liability of Landlord in case of recovery of a judgment against Landlord; nor shall the foregoing be deemed to limit Tenant’s rights to obtain injunctive relief or specific performance or other remedy which may be accorded Tenant by law or under this Lease. If Tenant claims or asserts that Landlord has violated or failed to perform a covenant under the Lease, Tenant’s sole remedy shall be an action for specific performance, declaratory judgment or injunction and in no event shall Tenant be entitled to any money damages in any action or by way of set off, defense or counterclaim and Tenant hereby specifically waives the right to any money damages or other remedies for any such violation or failure.

30.11 Memorandum of lease. Neither party, without the written consent of the other, will execute or record any this Lease or any summary or memorandum of this Lease in any public recorders office.

30.12 No waivers. Failure of Landlord to insist upon strict compliance by Tenant of any condition or provision of this Lease shall not be deemed a waiver by Landlord of that condition. No waiver by Landlord of any provision of this Lease shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by Tenant of the same or any other provision. No provision of this Lease may be waived by Landlord, except by an instrument in writing executed by Landlord. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant, whether or not similar to the act so consented to or approved. No act or thing done by Landlord or Landlord’s agents during the Term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. Any payment by Tenant or receipt by Landlord of an amount less than the total amount then due hereunder shall be deemed to be in partial payment only thereof and not a waiver of the balance due or an accord and satisfaction, notwithstanding any statement or endorsement to the contrary on any check or any other instrument delivered concurrently therewith or in reference thereto. Accordingly, Landlord may accept any such amount and negotiate any such check without prejudice to Landlord’s right to recover all balances due and owing and to pursue its other rights against Tenant under this Lease, regardless of whether Landlord makes any notation on such instrument of payment or otherwise notifies Tenant that such acceptance or negotiation is without prejudice to Landlord’s rights.

30.13 Successors and assigns. The conditions, covenants and agreements contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

30.14 Governing law. This Lease shall be governed by the law of the State where the Building is located. No conflicts of law rules of any state or country (including, without limitation, the conflicts of law rules of the State in which the Building is located) shall be applied to result in the application of any substantive or procedural laws of any state or country other than the State in which the Building is located. All controversies, claims, actions or causes of action arising between the parties hereto and/or their respective successors and assigns, shall be brought, heard and adjudicated by the courts of the State of California, with venue in the County of San Francisco. Each of the parties hereto hereby consents to personal jurisdiction by the courts of the State of California in connection with any such controversy, claim, action or cause of action, and each of the parties hereto consents to service of process by any means authorized by the law of the State in which the Building is located and consent to the enforcement of any judgment so obtained in the courts of the State in which the Building is located on the same terms and conditions as if such controversy, claim, action or cause of action had been originally heard and adjudicated to a final judgment in such courts. Each of the parties hereto further acknowledges that the laws and courts of the State in which the Building is located were freely and voluntarily chosen to govern this Lease and to adjudicate any claims or disputes hereunder.

30.15 Exhibits. All exhibits attached to this Lease are a part hereof and are incorporated herein by reference and all provisions of such exhibits shall constitute agreements, promises and covenants of this Lease.

30.16 Captions. The captions and headings used in this Lease are for convenience only and in no way define or limit the scope, interpretation or content of this Lease.

30.17 Counterparts. This Lease may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

30.18 Time of essence. Each of Tenant’s covenants herein is a condition and time is of the essence with respect to the performance of every provision of this Lease.

30.19 Survival of obligations. Any obligations of Tenant occurring prior to the expiration or earlier termination of this Lease shall survive such expiration or earlier termination.

30.20 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space planning consultants and any proposed subtenants or assignees.

30.21 NO OPTION. THE SUBMISSION OF THIS LEASE BY LANDLORD, ITS AGENT OR REPRESENTATIVE FOR EXAMINATION OR EXECUTION BY TENANT DOES NOT CONSTITUTE AN OPTION OR OFFER TO LEASE THE PREMISES UPON THE TERMS AND CONDITIONS CONTAINED HEREIN OR A RESERVATION OF THE PREMISES IN FAVOR OF TENANT, IT BEING INTENDED HEREBY THAT THIS LEASE SHALL ONLY BECOME EFFECTIVE UPON THE EXECUTION HEREOF BY LANDLORD AND DELIVERY OF A FULLY EXECUTED LEASE TO TENANT.

30.22 Use of building name; improvements. Tenant shall not be allowed to use the name, picture or representation of the Building, or words to that effect, in connection with any business carried on in the Premises or otherwise (except as Tenant’s address) without the prior written consent of Landlord. In the event that Landlord undertakes any additional improvements on the property on which the Building is located including, but not limited to, new construction or renovation or additions to the existing improvements, Landlord shall not be liable to Tenant for any noise, dust, vibration or interference with access to the Premises or disruption in Tenant’s business caused thereby.

30.23 Right of landlord to perform. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of Rent. If Tenant shall fail to pay any sum of money, other than Rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue beyond any applicable cure period set forth in this Lease, Landlord may, but shall not be obligated to, without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as is in this Lease provided. All sums so paid by Landlord and all reasonable incidental costs, together with interest thereon at the rate of twelve percent (12%) per annum from the date of such payment by Landlord, shall be payable to Landlord on demand and Tenant covenants to pay any such sums, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of the Rent.

30.24 Access, changes in project, facilities, name.

30.24.1 Every part of the Building except the inside surfaces of all walls, windows and doors bounding the Premises (including exterior building walls, core corridor walls and doors and any core corridor entrance), and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other building facilities, and the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, decoration and repair, are reserved to Landlord.

30.24.2 Tenant shall permit Landlord to install, use and maintain pipes, ducts and conduits within the walls, columns and ceilings of the Premises.

30.24.3 Landlord reserves the right, without incurring any liability to Tenant therefor, to make such changes in or to the Building and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, elevators, stairways and other improvements thereof, as it may deem necessary or desirable.

30.24.4 Landlord may adopt any name for the Building and Landlord reserves the right to change the name or address of the Building at any time.

30.25 Anti-terrorism representation. Neither Tenant nor any of its affiliates have engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. §1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (ii) in contravention of Executive Order No. 13,244,66 Fed. Reg. 49,079 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Anti-Terrorism Order”) or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. Neither Tenant nor any of its affiliates are a person described in section 1 of the Anti-Terrorism Order and neither Tenant nor any of its affiliates have engaged in any dealings or transactions, or otherwise been associated with any such person. If at any time this representation becomes false then it shall be considered a default under this Lease and Landlord shall have the right to exercise all of the remedies set forth in this Lease in the event of a default.

30.26 Identification of Tenant. If Tenant constitutes more than one person or entity, (A) each of them shall be jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions and provisions of this Lease to be kept, observed and performed by Tenant, (B) the term “Tenant” as used in this Lease shall mean and include each of them jointly and severally, and (C) the act of or notice from, or notice or refund to, or the signature of, any one or more of them, with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, expiration, termination or modification, of this Lease, shall be binding upon each and all of the persons or entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed.

If Tenant is a partnership (or is comprised of two or more persons, individually and as co-partners of a partnership) or if Tenant’s interest in this Lease shall be assigned to a partnership (or to two or more persons, individually and as co-partners of a partnership) pursuant to Article 16 hereof (any such partnership and such persons hereinafter referred to in this Paragraph 30.26.2 as “Partnership Tenant”), the following provisions of this Lease shall apply to such Partnership Tenant:

30.26.1 The liability of each of the parties comprising Partnership Tenant shall be joint and several.

30.26.2 Each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by, any written instrument which may hereafter be executed, changing, modifying or discharging this Lease, in whole or in part, or surrendering all or any part of the Premises to Landlord, and by notices, demands, requests or other communication which may hereafter be given, by the individual or individuals authorized to execute this Lease on behalf of Partnership Tenant under Paragraph 30.26. above.

30.26.3 Any bills, statements, notices, demands, requests or other communications given or rendered to Partnership Tenant or to any of the parties comprising Partnership Tenant shall be deemed given or rendered to Partnership Tenant and to all such parties and shall be binding upon Partnership Tenant and all such parties.

30.26.4 If Partnership Tenant admits new partners, all of such new partners shall, by their admission to Partnership Tenant, be deemed to have assumed performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed.

30.26.5 Partnership Tenant shall give prompt notice to Landlord of the admission of any such new partners, and, upon demand of Landlord, shall cause each such new partner to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new partner shall assume performance of all of the terms, covenants and conditions of this Lease on Partnership Tenant’s part to be observed and performed (but neither Landlord’s failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Landlord shall terminate the provisions of clause 30.26.4 of this Article 30.26 or relieve any such new partner of its obligations thereunder).

ARTICLE 31

RIGHT OF FIRST NEGOTIATION

Provided Tenant is not then in default hereunder, Landlord hereby grants Tenant a one-time right (“First Right”) to lease any space on the second floor of the Building that is “available” for leasing (“First Right Space”) in accordance with and subject to the provisions of this Article.

31.1 Notice of Availability. At any time between the date of this Lease and the end of the third full year of the Term, prior to leasing any available First Right Space, or any portion thereof, to any other party during the period that this First Right is in effect, Landlord shall give Tenant written notice of the basic economic terms including but not limited to the base rent, term, operating and tax expense base, security deposit, and tenant improvement allowance (collectively, the “Economic Terms”), upon which Landlord is willing to lease the First Right Space to Tenant or to a third party. If Landlord intends to lease other space in addition to the

First Right Space as part of a single transaction, then Landlord’s notice shall so provide and all such space shall collectively be subject to the following provisions. Within 5 business days after receipt of Landlord’s notice, Tenant must give Landlord written notice pursuant to which Tenant shall elect to (i) lease all, but not less than all, of the space specified in Landlord’s notice (the “Designated Space”) upon the Economic Terms and the same non-Economic Terms as set forth in this Lease, or (ii) refuse to lease the Designated Space. If Tenant does not respond in writing to Landlord’s notice within the 5 business day period, Tenant shall be deemed to have elected clause (ii) above. If Tenant timely elects to lease the Designated Space, then Landlord shall promptly prepare and deliver to Tenant an amendment to this Lease consistent with the foregoing, and Tenant shall execute and return the amendment to Landlord within 10 days Tenant’s failure to timely return the amendment shall entitle Landlord to lease the Designated Space to a third party on any terms acceptable to Landlord without regard to the Economic Terms or to specifically enforce Tenant’s commitment to lease the Designated Space or pursue any other available legal remedy. If Tenant (x) fails to timely elect to lease the Designated Space, or (y) having elected to lease the Designated Space, fails to timely return to Landlord the amendment to this Lease, the First Right shall terminate and shall thereafter have no further force or effect and Landlord may lease all or any part of the First Right Space to a third party on any terms determined by Landlord in its sole discretion including without limitation economic terms that are more favorable to a third party than the Economic Terms proposed by Landlord to Tenant.

31.2 Superior Rights. Notwithstanding anything to the contrary in this Article 31: (i) Tenant’s First Right shall be subject to any extension or expansion rights previously granted by Landlord to any third party tenant in the Building, (ii) in no event shall any such First Right Space be deemed available for leasing unless the then-existing tenant thereof shall vacate that First Right Space (collectively, the “Superior Rights”), and (iii) the First Right Space shall not be deemed to be available while any Superior Rights are in effect.

31.3 First Right Personal to Tenant. Tenant’s rights under this Article 31 shall be personal to the original Tenant named in this Lease and may not be assigned or transferred, except in connection with an assignment of this Lease expressly permitted in this Lease without the consent of Landlord. Any other attempted assignment or transfer shall be void and of no force or effect.

SIGNATURES ON FOLLOWING PAGE

SIGNATURE PAGE

TO

OFFICE LEASE

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have duly executed this Lease with the Exhibits attached hereto, as of the date first set forth above.

LANDLORD:	CREA SPEAR STREET TERRACE LLC
a Delaware limited liability company

		By:	CORNERSTONE REAL ESTATE ADVISERS, LLC,
a Delaware limited liability company, its authorized agent

			By:	/s/ John T. Kennedy
John T. Kennedy
Vice President

TENANT:	MEDIVATION, INC.,
a Delaware corporation

	By:	/s/ C. Patrick Machado
	Name:	C. Patrick Machado
	Title:	CFO

	By:	/s/ DAVID HUNG
	Name:	DAVID HUNG
	Title:	CEO

CERTIFICATE OF TENANT

(IF A CORPORATION OR PARTNERSHIP)

I, C. Patrick Machado, of Medivation, Inc., Tenant, hereby certify that the officers executing the foregoing Lease on behalf of Tenant is/are duly authorized to act on behalf of and bind Tenant.

(CORPORATE SEAL)

DATE:	18 Apr. 07	/s/ C. Patrick Machado
SECRETARY OR GENERAL PARTNER

1

EXHIBIT A

TO

OFFICE LEASE

PLAN SHOWING PROPERTY

AND PREMISES

A-1

EXHIBIT A

TO

OFFICE LEASE

EXHIBIT B

TO

OFFICE LEASE

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the Tenant Improvements (as hereinafter defined) in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the renovation of the Premises, in sequence, as such issues will arise.

SECTION 1

LANDLORD’S INITIAL CONSTRUCTION IN THE PREMISES

Landlord has constructed the base, shell and core (i) of the Premises, and (ii) of the floor of the Building on which the Premises is located (collectively, the “Base, Shell and Core”). Tenant has inspected and hereby approves the condition of the Base, Shell and Core, and agrees that the Base, Shell and Core shall be delivered to Tenant in its current “AS-IS” condition. The Tenant Improvements to be installed in the Premises shall be designed and constructed pursuant to this Tenant Work Letter.

SECTION 2

IMPROVEMENTS

2.1 Tenant Obligations to Complete the Tenant Improvements. Subject to the provisions of this Section 2.1, Tenant shall be responsible for completing the design, permitting and construction of the Tenant Improvements as defined below. Tenant shall be entitled to a one-time improvement allowance (the “Construction Allowance”) in the amount of up to Five Hundred Eighty Thousand Seven Hundred Twenty Dollars ($580,720.00) ($35 per square foot for the 16,592 rentable square feet that the parties agree comprise the Premises) for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Tenant Improvements”) and for the other purposes set forth in this Tenant Work Letter and the Lease. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Construction Allowance and in no event shall Tenant be entitled to any credit for any unused portion of the Construction Allowance not used by Tenant by the October 31, 2007. Notwithstanding the foregoing, if the cost of the Construction Allowance Items (as defined below) is more than Four Hundred Fourteen Thousand Eight Hundred Dollars $414,800.00 ($25 per square foot for the 16,592 rentable square feet that the parties agree comprise the Premises) but less than $580,720.00 (such difference being referred to as the “Amortized Amount”), Tenant may either pay the Amortized Amount to Landlord within 5 days after the Cost Proposal Delivery Date (which Landlord shall then disburse for the Construction Allowance Items as provided in this Work Letter) or may pay Landlord the Amortized Amount as Additional Rent to Landlord at the time Monthly Rent is due pursuant to the Lease in a monthly amount that fully amortizes the Amortized Amount in equal monthly installments over the Term, plus an interest rate often percent (10%) per annum on the unamortized balance of the Amortized Amount. Tenant may further elect at any time prepay to Landlord in full any then outstanding balance of the Amortized Amount. Any cost of the Construction Allowance Items in excess of the Construction Allowance shall be referred to herein as the “Over Allowance Amount” and shall be the responsibility of Tenant.

2.2 Disbursement of the Construction Allowance. The Construction Allowance shall be disbursed by Landlord pursuant to Landlord’s standard disbursement process in installments which shall occur no more than once in any 30-day period for costs related to the construction of the Tenant Improvements (including any Steel Case branded product that is permanently affixed to the improvements in the Premises, such as walls, kitchen cabinets and millwork) and for the following items and costs (collectively, the “Construction Allowance Items”): (i) payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter; (ii) the cost of permits and any changes in the Base, Shell and Core of the Building, required by the Construction Drawings; (iii) the cost of any changes to the Construction Drawings or Tenant Improvements required by applicable building codes (the “Code”); and (iv) a Landlord supervision fee of two and one half percent (2 1/2%) of the total of the costs related to the construction of the Tenant Improvements plus the costs of the preceding items (i) through (iii).

2.3 Standard Improvement Package. Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Tenant Improvements in the Premises (collectively, the “Standard Improvement Package”), which Specifications are available upon request. The quality of Tenant Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that Landlord may, at Landlord’s option, require the Tenant Improvements to comply with certain Specifications.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain Pollack Architects (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Landlord shall also retain engineering consultants designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC and life safety work of the Tenant Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications as reasonably determined by Landlord, and shall be subject to Landlord’s reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

3.2 Final Space Plan. Plan Architect has prepared and Landlord and Tenant have reviewed and approved the final space plan and certain specifications for the Tenant Improvements in the Premises attached to this Tenant Landlord Work Letter as Attachment 1 (collectively, the “Final Space Plan”).

3.3 Working Drawings. The Architect and the Engineers shall complete the architectural and engineering drawings for the Premises in conformity with the Final Space Plan in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Working Drawings”) and shall submit the same to Landlord for its approval which shall not be unreasonably withheld or delayed. Landlord shall respond with its approval or disapproval of the Working Drawings within 5 business days of receipt thereof. In the event that Landlord fails to disapprove the Working Drawings within such 5 business day period, Landlord shall be deemed to have approved the Working Drawings Within 3 days after Landlord approval or deemed approval of the Working Drawings, Tenant shall deliver to Landlord a set of the Working Drawings signed by Tenant.

3.4 Permits. The Working Drawings approved by Landlord shall be known as the “Approved Working Drawings” Tenant shall cause the Architect to immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Tenant Improvements (the “Permits”) No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

3.5 Time Deadlines. Landlord and Tenant shall each use their best, good faith efforts and all due diligence to cooperate with each other, the Architect and the Engineers to complete the permitting process and to receive the permits, and, if applicable, with the Contractor for approval of the “Cost Proposal,” as that term is defined in Section 4.2 of this Tenant Landlord Work Letter, as soon as possible after the execution of the Lease, and, in that regard, shall meet on a scheduled basis to be approved by Landlord to discuss the progress of the permitting process and the preparation of the Cost Proposal and the construction of the Tenant Improvements.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1 Contractor. The contractor that shall construct the Tenant Improvements shall be a contractor selected by Tenant and approved by Landlord. The contractor selected may be referred to herein as the “Contractor”.

4.2 Cost Proposal. After the Approved Working Drawings are approved by Landlord and Tenant, Tenant shall provide Landlord with a cost proposal from the Contractor in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Construction Allowance Items to be incurred by Landlord and Tenant in connection with the construction of the Tenant Improvements (the “Cost Proposal”) Landlord shall review and either approve or disapprove and deliver the Cost Proposal to Tenant within 5 business days of the receipt of the same. Landlord’s approval of the Cost Proposal shall not be unreasonably withheld or conditioned. If Landlord disapproves any aspect of the Cost Proposal, Landlord shall specify in writing the reasons for such disapproval and shall specify reasonable revisions to the Cost Proposal that would be approved by Landlord. If Landlord fails to issue a written approval or disapproval of the Cost Proposal within 5 business days after Tenant’s delivery of the Cost Proposal to Landlord, then Landlord shall be deemed to have approved the Cost Proposal. Upon receipt of the Cost Proposal approved (or deemed approved) by Landlord, Tenant shall purchase the items set forth in the Cost Proposal and shall commence the construction relating to such items. The date by which Landlord approves and delivers the approved Cost Proposal to Tenant shall be known hereafter as the “Cost Proposal Delivery Date.”

4.3 Construction of Tenant Improvements by Contractor under the Supervision of Landlord and Tenant.

(i) Over-Allowance Amount. On the Cost Proposal Delivery Date, Tenant shall deliver to Landlord an amount (the “Over-Allowance Amount”) equal to the difference between (i) the amount of the Cost Proposal and (ii) the amount of the Construction Allowance (less any portion thereof already disbursed or incurred by Landlord, or in the process of being disbursed by Landlord, on or before the Cost Proposal Delivery Date). The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any then remaining portion of the Construction Allowance, and such disbursement shall be pursuant to the same procedure as the Construction Allowance. In the event that, after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Tenant Improvements, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be paid by Tenant to Landlord immediately upon Landlord’s request as an addition to the Over-Allowance Amount.

(ii) Tenant’s Retention of Contractor. Tenant shall independently retain Contractor, on behalf of Landlord and Tenant, to construct the Tenant Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Tenant shall supervise the construction by Contractor. Landlord shall receive a supervision fee equal to 2 1/2%

of the sum of the Construction Allowance and the Over-Allowance Amount which amount shall be charged to the Construction Allowance.

SECTION 5

COMPLETION OF THE IMPROVEMENTS

5.1 Tenant’s Responsibility. Subject to reimbursement by Landlord, as provided in Section 6 of this Work Letter, Tenant, at Tenant’s sole expense, shall be responsible for the design, plans, approvals, permits, fees, and construction, for the Tenant Improvements.

5.2 Permits and Code Compliance. The Tenant Improvements shall conform to governmental approvals and permits, and all applicable local, state and federal laws, building, health, and safety codes, ordinances, rules, regulations, and standards. Where discrepancies exist among the various regulations, the strictest standards shall govern.

5.3 Insurance. Tenant shall indemnify, defend and hold harmless Landlord, and Landlord’s trustees, beneficiaries, employees and agents, from all liability in connection with the Tenant Improvements, except for liability arising from Landlord’s gross negligence or intentionally wrongful acts or omissions. During the performance of the Tenant Improvements, in addition to other insurance required under this Lease, Tenant shall provide, or cause its contractor(s) to provide, insurance as specified in this Section 5.3, and such insurance as may from time to time be required by city, county, state or federal laws, codes, regulations or authorities, together with such other insurance as is reasonably necessary or appropriate under the circumstances. All insurance policies required under this Exhibit, except as noted above, shall name Landlord, Landlord’s agents and lenders, and Landlord’s on-site representatives and employees as additional insureds; except Workers’ Compensation Insurance, which shall contain an endorsement waiving all rights of subrogation against Landlord, Landlord’s agents and employees. All policies shall provide that Landlord be given 30 days prior written notice of any alteration or termination of coverage.

(i) Workers’ Compensation as required by state law and any insurance required by any employee benefit acts or other statutes applicable where the work is to be performed as will protect the contractor and subcontractors from any and all liability under the aforementioned acts.

(ii) Commercial General Liability Insurance (including Contractor’s Protective Liability) with a combined single limit (bodily injury and property damage) of not less than $1,000,000.00 per occurrence and $2,000,000 00 in the aggregate. Such insurance shall provide for explosion, collapse and underground coverage and contractual liability coverage and shall insure the general contractor and/or subcontractors against any and all claims for personal injury, including death resulting therefrom and damage to the property of others and arising from his operations under the contract, whether such operations are performed by the general contractor, subcontractors or any of their subcontractors, or by anyone directly or indirectly employed by any of them. Such insurance policy shall include (i) a products/completed operations endorsement; (ii) endorsements deleting the employee exclusion on personal injury and the liquor liability exclusion; and (iii) a cross-liability endorsement or a severability of interest clause. Such insurance shall be primary and Landlord’s insurance shall be excess insurance only.

(iii) Builder’s Risk Insurance. Tenant shall provide an “All Physical Loss” Builder’s Risk insurance policy on the Tenant Improvements. The policy shall include as insureds Tenant, its contractor and subcontractors, and Landlord, as their respective interests may appear within the Premises. The amount of insurance to be provided shall be one hundred percent (100%) replacement cost.

5.4 Prior to Construction. At least 5 days prior to the commencement of construction, Tenant shall deliver to Landlord the following:

(i) Construction Budget. An itemized budget showing the cost of the Tenant Improvements, which shall be subject to Landlord’s review and approval, not to be unreasonably withheld, conditioned or delayed, and after approval by Landlord, shall be referred to as the “Approved Budget.”

(ii) Construction Contract. The Construction Contract between Tenant and Contractor, which shall be subject to Landlord’s review and approval, not to be unreasonably withheld, conditioned or delayed, and after approval by Landlord, shall be referred to as the “Construction Contract.”

(iii) Contact List. A list of names, addresses, regular and 24-hour “emergency” phone numbers, fax numbers and e mail addresses for Tenant’s construction representative, the Contractor, mechanical and electrical subcontractors, and any other known subcontractors working at the Premises, plus license numbers for all contractors and all other parties working at the Premises.

(iv) Schedule. The Schedule for the Tenant Improvements, including starting and completion dates.

(v) Insurance. Certificates of Insurance as required in Section 5.3 above.

(vi) Permits. Photocopy of permit card(s) for the Tenant Improvements as issued by applicable governing agencies.

5.5 Construction. The Tenant Improvements shall be constructed in a first-class, professional manner in conformity with the Approved Working Drawings. Only new, first-quality materials shall be used.

(i) General Contractor. The Tenant Improvements shall be completed by the Contractor.

(ii) Safety Regulations. All of the Tenant Improvements must be planned and conducted in an orderly manner, with the highest regard for the safety of the public, the workers, and the property, and in conformity with all local, California and federal job-safety requirements, including OSHA and Cal-OSHA regulations. If Tenant fails to comply with these requirements, Landlord shall have the right, at Tenant’s cost, to cause remedial action as deemed necessary by Landlord to protect the public and the Premises.

(iii) Utilities During Construction. Landlord shall arrange and pay for temporary utilities and facilities, including electricity, water, sanitary facilities, etc., as necessary for the completion of the Tenant Improvements.

(iv) Trash Removal and Cleanup. At all times, Tenant shall keep the Premises clean and free of dirt, dust, stains and trash related to the Tenant Improvements.

(v) No Other Alterations. All Alterations other than the Tenant Improvements are subject to Section 5.B of the Lease.

(vi) Guarantees. Tenant shall require the Contractor and its subcontractors to guarantee in writing their portion of the Tenant Improvements to be free from defects in workmanship and materials for at least one year and to repair or replace, without additional charge, all work done under its contract which shall become defective within such warranty period. All such guarantees must inure to the benefit of, and be enforceable by, both Landlord and Tenant.

(vii) Building Regulations. All of the Tenant Improvements must be conducted in accordance with the Contractor Regulations & Guidelines for Tenant and Capital Improvement Work (“Building Regulations”), a copy of which has been previously delivered to Tenant. If Tenant fails to comply with the Building Regulations, Landlord shall have the right, at Tenant’s cost, to cause remedial action as deemed necessary by Landlord to cause the Tenant Improvements to comply with the Building Regulations.

5.6 Completion. Within 30 days following the completion of the Tenant Improvements, Tenant shall deliver to Landlord the following:

(i) Permit Card. Copies of all building permit cards, with all required governing agency “final” sign offs, indicating that the permit scope has been completed satisfactorily.

(ii) Guarantees. Copies of guarantees, as described in Paragraph 5.5(vi) of this Exhibit B.

SECTION 6

CONSTRUCTION ALLOWANCE

6.1 Payment Requests. Landlord shall make disbursements of the Construction Allowance to Tenant, within the time periods required by the Construction Contract, subject to the receipt of the following:

(i) A request for payment signed by Tenant which certifies on the form reasonably acceptable to Landlord, to the best of Tenant’s knowledge, the percent of the Tenant Improvements covered by the Construction Contract completed and that percent not completed as of the date of the payment request, unpaid costs for which invoices have been received from the Contractor as of the date of the payment request, all costs projected to be necessary to complete the Tenant Improvements, the application of all past receipts, and evidence that Tenant has expended or incurred no less than the requested amount.

(ii) Credits to which Tenant is entitled under the Construction Contract, specifically deductive change orders.

(iii) Copies of invoices from Tenant’s Contractor and subcontractors, suppliers and others requesting payment, accompanied by executed Conditional Waivers and Releases Upon Progress Payment which confirm with the provisions of California Civil Code Section 3262(d)(1) from Tenant’s Contractor and all other “Potential Lien Claimants” (defined in Paragraph 6.4 below) who are receiving payments from a payment request, as to any work performed on and materials delivered to the Building for which payment is requested in the current payment request.

(iv) Executed Unconditional Waivers and Releases Upon Progress Payment, which releases conform with the provisions of California Civil Code Section 3262(d)(2) from Tenant’s Contractor and all other Potential Lien Claimants with regard to any payments received in the immediately preceding progress payment by any such Potential Lien Claimant.

(v) After commencement of construction, insurance certificates from Tenant’s Contractor evidencing insurance required hereunder. Insurance certificates, if previously provided, need not be provided in connection with each payment request.

6.2 Payments. Within the period provided in the Construction Contract, and subject to Tenant’s compliance with the provisions of Section 6.1 above, Landlord shall deliver a check, in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in Section 6.1, less a 10% retention (the aggregate amount of such retentions to be known as the “Final Retention”) of the amount of that portion of the request which is subject to the Construction Contract; or (B) the balance of any remaining available portion of the Construction Allowance (not including the Final Retention). Landlord’s payment of any amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request. If Tenant’s Contractor has not submitted the required mechanic’s lien waivers and releases, Landlord shall withhold from the disbursement an amount equal to 150% of the value of labor and/or materials for which a mechanic’s lien waiver and release was not submitted, and the balance of the payment request shall be disbursed by Landlord subject to Section 6.2(i). The payment check shall be made payable, at Landlord’s option, as follows:

(i) Jointly to Tenant and the Contractor and any Potential Lien Claimants for the full amount shown due Tenant’s contractor on the payment request for which payment is being made (less the applicable retention amount), or

(ii) Individually to Tenant, or, upon request by Tenant, to Tenant’s designee, for all amounts in excess of the amount shown due Tenant’s contractor on the payment request for which payment is being made (less the applicable retention amount).

6.3 Final Retention. Subject to the provisions of this Work Letter, a check for the Final Retention payable jointly to Tenant’s Designee and the Contractor shall be delivered by Landlord to Tenant within 3 days after all of the following have occurred: (i) Tenant has delivered to Landlord original, properly executed mechanic’s lien releases in compliance with California Civil Code Section 3262(d)(3) from Tenant’s Contractor, and any Potential Lien Claimants; (ii) Landlord’s reasonable determination that no substandard work by Tenant’s Contractor or any other agents of Tenant including the subcontractors of Tenant’s Contractor exists; (iii) Landlord’s reasonable determination that the construction of the Tenant Improvements in the Premises has been completed in accordance with the Approved Plans; (iv) Tenant’s delivery to Landlord of two blue line sets of drawings with notations indicating material deviations between the actual construction and the Approved Plans, prepared by Tenant’s Contractor; (v) all items required pursuant to Section 5.6 of this Exhibit B; and (vi) Tenant’s written certification that it has accepted the work, subject to punch list items, warranty items and latent defects Notwithstanding the foregoing to the contrary, in the event that any Potential Lien Claimants file or threaten to file a mechanic’s lien against the Premises or do not submit requisite mechanic’s lien releases, Landlord shall withhold from the Final Retention an amount equal to 150% of the claimed amount or value of services and material until the requisite mechanic’s lien releases are delivered to Landlord, and the balance of the Final Retention shall be released.

6.4 Potential Lien Claimants. The term “Potential Lien Claimants” shall mean those persons and entities who are engaged by Tenant or Tenant’s Contractor or agents and are described in Sections 3110 and 3111 of the California Civil Code who are entitled to lien rights, but only to the extent that the claimant complies with the preliminary 20-day notice requirement of Section 3087 of the California Civil Code, if required by such section.

SECTION 7

MISCELLANEOUS

7.1 Tenant’s Representative. Tenant has designated The Staubach Company (Nolen Boyer) Michelle Stanley - Medivation as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

7.2 Landlord’s Representative. Prior to commencement of construction of the Tenant Improvements, Landlord shall designate a representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

7.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.

ATTACHMENT 1

TO

TENANT LANDLORD WORK LETTER

FINAL SPACE PLAN

Attachment 1 to “Work Letter”

M.
W.
N.

THIRD FLOOR PLAN

MEDIVATION | 201 SPEAR ST. TERRACE

HUNTSMAN

EXHIBIT C

TO

OFFICE LEASE

INTENTIONALLY OMITTED

C-1

EXHIBIT D

TO

OFFICE LEASE

BUILDING RULES AND REGULATIONS

BUILDING RULES AND REGULATIONS

1. The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls of the Building shall not be obstructed or encumbered or used for any purpose other than ingress and egress to and from the premises demised to any tenant or occupant.

2. No awnings or other projection shall be attached to the outside walls or windows of the Building without the prior consent of Landlord. No curtains, blinds, shades, or screens shall be attached to or hung in, or used in connection with, any window or door of the premises demised to any tenant or occupant, without the prior consent of Landlord. Such awnings, projections, curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and color, and attached in a manner, approved by Landlord.

3. No sign, advertisement, object, notice or other lettering shall be exhibited, inscribed, painted or affixed on any part of the outside or inside of the premises demised to any tenant or occupant of the Building without the prior consent of Landlord. Interior signs on doors and directory tables, if any, shall be of a size, color and style approved by Landlord.

4. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed, nor shall any bottles, parcels, or other articles be placed on any window sills.

5. No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors, vestibules or other public parts of the Building.

6. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. No tenant shall bring or keep, or permit to be brought or kept, any inflammable, combustible, explosive or hazardous fluid, materials, chemical or substance in or about the premises demised to such tenant.

7. No tenant or occupant shall mark, paint, drill into, or in any way deface any part of the Building or the premises demised to such tenant or occupant. No boring, cutting or stringing of wires shall be permitted, except with the prior consent of Landlord, and as Landlord may direct. No tenant or occupant shall install any resilient tile or similar floor covering in the premises demised to such tenant or occupant except in a manner approved by Landlord.

8. No vehicles or animals of any kind shall be brought into or kept in or about the premises demised to any tenant. No cooking shall be done or permitted in the Building by any tenant without the approval of Landlord. No tenant shall cause or permit any unusual or objectionable odors to emanate from the premises demised to such tenant.

9. No space in the Building shall be used for manufacturing, for the storage of merchandise, or for the sale of merchandise, goods, or property of any kind at auction, without the prior consent of Landlord.

10. No tenant shall make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with other tenants or occupants of the Building or neighboring buildings or premises whether by the use of any musical instrument, radio, television set or other audio device, unmusical noise, whistling, singing, or in any other way. Nothing shall be thrown out of any doors or window.

11. No additional locks or bolts of any kind shall be placed upon any of the doors or windows, nor shall any changes be made in locks or the mechanism thereof. Each tenant must, upon the termination of its tenancy, restore to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, such tenant.

12. All removals from the Building, or the carrying in or out of the Building or the premises demised to any tenant, of any safes, freight, furniture or bulky matter of any description must take place at such time and in such manner as Landlord or its agents may determine, from time to time. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of the Rules and Regulations or the provisions of such tenant’s lease.

13. No tenant shall use or occupy, or permit any portion of the premises demised to such tenant to be used or occupied, as an office for a public stenographer or typist, or to a barber or manicure shop, or as an employment bureau. No tenant or occupant shall engage or pay any employees in the Building, except those actually working for such tenant or occupant in the Building, nor advertise for laborers giving an address at the Building.

14. No tenant or occupant shall purchase spring water, ice, food, beverage, lighting maintenance, cleaning towels or other like service, from any company or person not approved by Landlord. No vending machines of any description shall be installed, maintained or operated upon the premises demised to any tenant without the prior consent of Landlord.

15. Landlord shall have the right to prohibit any advertising by any tenant or occupant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon notice from Landlord, such tenant or occupant shall refrain from or discontinue such advertising.

16. Landlord reserves the right to exclude from the Building, between the hours of 6:00 P.M. and 8:00 AM. on business days and at all hours on Saturdays, Sundays and holidays, all persons who do not present a pass to the Building signed by Landlord. Landlord will furnish passes to persons for whom any tenant requests such passes. Each tenant shall be responsible for all persons for whom it requests such passes and shall be liable to Landlord for all acts of such persons.

17. Each tenant, before closing and leaving the premises demised to such tenant at any time, shall see that all entrance doors are locked and all windows closed. Corridor doors, when not in use, shall be kept closed.

18. Each tenant shall, at its expense, provide artificial light in the premises demised to such tenant for Landlord’s agents, contractors and employees while performing janitorial or other cleaning services and making repairs or alterations in said premises.

19. No premises shall be used, or permitted to be used for lodging or sleeping, or for any immoral or illegal purposes.

20. The requirements of tenants will be attended to only upon application at the office of Landlord. Building employees shall not be required to perform, and shall not be requested by any tenant or occupant to perform, and work outside of their regular duties, unless under specific instructions from the office of Landlord.

21. Canvassing, soliciting and peddling in the Building are prohibited and each tenant and occupant shall cooperate in seeking their prevention.

22. There shall not be used in the Building, either by any tenant or occupant or by their agents or contractors, in the delivery or receipt of merchandise, freight, or other matter, any hand trucks or other means of conveyance except those equipped with rubber tires, rubber side guards and such other safeguards as Landlord may require.

23. If the Premises demised to any tenant become infested with vermin, such tenant, at its sole cost and expense, shall cause its premises to be exterminated, from time to time, to the satisfaction of Landlord, and shall employ such exterminators therefor as shall be approved by Landlord.

24. No premises shall be used, or permitted to be used, at any time, without the prior approval of Landlord, as a store for the sale or display of goods, wares or merchandise of any kind, or as a restaurant, shop, booth, bootblack or other stand, or for the conduct of any business or occupation which predominantly involves direct patronage of the general public in the premises demised to such tenant, or for manufacturing or for other similar purposes.

25. No tenant shall clean any window in the Building from the outside.

26. No tenant shall move, or permit to be moved, into or out of the Building or the premises demised to such tenant, any heavy or bulky matter, without the specific approval of Landlord. If any such matter requires special handling, only a qualified person shall be employed to perform such special handling. No tenant shall place, or permit to be placed, on any part of the floor or floors of the premises demised to such tenant, a load exceeding the floor load per square foot which such floor was designed to carry and which is allowed by law. Landlord reserves the right to prescribe the weight and position of safes and other heavy matter, which must be placed so as to distribute the weight.

27. Landlord shall provide and maintain an alphabetical directory board in the first floor (main lobby) of the Building and no other directory shall be permitted without the prior consent of Landlord. Each tenant shall be allowed one line on such board unless otherwise agreed to in writing.

28. With respect to work being performed by a tenant in its premises with the approval of Landlord, the tenant shall refer all contractors, contractors’ representatives and installation technicians to Landlord for its supervision, approval and control prior to the performance of any work or services. This provision shall apply to all work performed in the Building including installation of telephones, telegraph equipment, electrical devices and attachments, and installations of every nature affecting floors, walls, woodwork, trim, ceilings, equipment and any other physical portion of the Building.

29. Landlord shall not be responsible for lost or stolen personal property, equipment, money, or jewelry from the premises of tenants or public rooms whether or not such loss occurs when the Building or the premises are locked against entry.

30. Landlord shall not permit entrance to the premises of tenants by use of pass keys controlled by Landlord, to any person at any time without written permission from such tenant, except employees, contractors, or service personnel directly supervised by Landlord and employees of the United States Postal Service.

31. Each tenant and all of tenant’s employees and invitees shall observe and comply with the driving and parking signs and markers on the Land surrounding the Building, and Landlord shall not be responsible for any damage to any vehicle towed because of noncompliance with parking regulations.

32. Without Landlord’s prior approval, no tenant shall install any radio or television antenna, loudspeaker, music system or other device on the roof or exterior walls of the Building or on common walls with adjacent tenants.

33. Each tenant shall store all trash and garbage within its premises or in such other areas specifically designated by Landlord. No materials shall be placed in the trash boxes or receptacles in the Building unless such materials may be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage and will not result in a violation of any law or ordinance governing such disposal. All garbage and refuse disposal shall be only through entry ways and elevators provided for such purposes and at such times as Landlord shall designate.

34. No tenant shall employ any persons other than the janitor or Landlord for the purpose of cleaning its premises without the prior consent of Landlord. No tenant shall cause any unnecessary labor by reason of its carelessness or indifference in the preservation of good order and cleanliness. Janitor service shall include ordinary dusting and cleaning by the janitor assigned to such work and shall not include beating of carpets or rugs or moving of furniture or other special services. Janitor service shall be furnished Mondays through Fridays, legal holidays excepted; janitor service will not be furnished to areas which are occupied after 9:30 P.M. Window cleaning shall be done only by Landlord, and only between 6:00 A.M. and 5:00 P.M.

EXHIBIT E

TO

OFFICE LEASE

COMMENCEMENT DATE CONFIRMATION

COMMENCEMENT DATE CONFIRMATION

DECLARATION BY LANDLORD AND TENANT AS TO DATE OF

DELIVERY AND ACCEPTANCE OF POSSESSION OF PREMISES

Attached to and made a part of the Lease dated the      day of                     , 200    , entered into and by CREA SPEAR STREET TERRACE LLC as LANDLORD and MEDIVATION, INC., as TENANT.

LANDLORD AND TENANT do hereby declare that possession of the Premises was accepted by TENANT on                     , 200    .

The Premises required to be constructed and finished by LANDLORD in accordance with the provisions of the Lease have been satisfactorily completed by LANDLORD and accepted by TENANT, the Lease is now in full force and effect, and as of the date hereof, LANDLORD has fulfilled all of its obligations under the Lease.

The Lease Commencement Date is hereby established as                     , 200    .

The Term of this Lease shall terminate on                     , 200    .

SIGNATURES ON FOLLOWING PAGE

E-1

SIGNATURE PAGE

TO

COMMENCEMENT DATE CONFIRMATION

LANDLORD:	CREA SPEAR STREET TERRACE LLC,
a Delaware limited liability company

		By:	CORNERSTONE REAL ESTATE ADVISERS, LLC,
a Delaware limited liability company, its authorized agent

By:
John T. Kennedy
Vice President

TENANT:	MEDIVATION, INC.,
a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

F-1